    As filed with the Securities and Exchange Commission on January 21, 1997

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                                FALCONITE, INC.
             (Exact name of registrant as specified in its charter)

            ILLINOIS                             7353                             31-149049
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                           2525 WAYNE SULLIVAN DRIVE
                          PADUCAH, KENTUCKY 42002-8048
                           TELEPHONE: (502) 442-4754
                           FACSIMILE: (502) 575-0570
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 KEVIN S. PUGH
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                FALCONITE, INC.
                           2525 WAYNE SULLIVAN DRIVE
                          PADUCAH, KENTUCKY 42002-8048
                           TELEPHONE: (502) 442-4754
                           FACSIMILE: (502) 575-0570
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                  THOMAS A. LITZ, ESQ.                                  PETER C. KRUPP, ESQ.
                    THOMPSON COBURN                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                 ONE MERCANTILE CENTER                           333 WEST WACKER DRIVE, SUITE 2100
               ST. LOUIS, MISSOURI 63101                              CHICAGO, ILLINOIS 60606
               TELEPHONE: (314) 552-6000                             TELEPHONE: (312) 407-0700
               FACSIMILE: (314) 552-7000                             FACSIMILE: (312) 407-0411

    Approximate date of commencement of proposed sale to public: As soon as practical after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                               PROPOSED        PROPOSED
                                                               MAXIMUM         MAXIMUM
                                               AMOUNT          OFFERING       AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF                          TO BE         PRICE PER        OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED                  REGISTERED        SHARE(1)        PRICE(1)          FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............      shares            $          $98,164,000       $29,747
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
     BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 21, 1997

PROSPECTUS
               , 1997

                                              SHARES

                                    [LOGO]

                                FALCONITE, INC.

                                  COMMON STOCK
                             ---------------------
     All of the shares of Common Stock (the "Common Stock") offered hereby (the "Offering") are being sold by Falconite, Inc., an Illinois corporation ("Falconite" or the "Company"), except that certain shareholders of the Company (the "Selling Shareholders") have granted the Underwriters the option to
purchase up to an aggregate of           shares of Common Stock solely to cover
over-allotments. See "Underwriting."

     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $          and $          per share. See "Underwriting" for information
relating to the factors considered in determining the initial public offering price.

     The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "FCNT."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                                   PRICE          UNDERWRITING        PROCEEDS
                                                   TO THE        DISCOUNTS AND         TO THE
                                                   PUBLIC        COMMISSIONS(1)      COMPANY(2)
---------------------------------------------------------------------------------------------------
Per Share....................................         $                $                 $
Total(3).....................................         $                $                 $
---------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2)  Before deducting expenses payable by the Company estimated at $          .

(3)  The Selling Shareholders have granted to the Underwriters a 30-day option
     to purchase up to an aggregate of        additional shares at the Price to
     the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to the Public, Underwriting Discounts and Commissions and
     Proceeds to the Company will be $          , $          and $          ,
     respectively, and the Selling Shareholders would receive proceeds of
     $          . The Company will not receive any proceeds from the exercise of the over-allotment option. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York, New York on or about             , 1997.
DONALDSON, LUFKIN & JENRETTE                             WILLIAM BLAIR & COMPANY
         SECURITIES CORPORATION

                              [GRAPHICS/PICTURES]

                             ---------------------

     The Company intends to distribute to its shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. For purposes of this Prospectus, unless the context otherwise requires, the "Company" or "Falconite" refers to Falconite, Inc. and its subsidiaries. Unless otherwise indicated, the information in this Prospectus:
(i) gives effect to the Combination (as defined below); and (ii) assumes that the over-allotment option granted to the Underwriters is not exercised. See "The Company" and "Underwriting."

                                  THE COMPANY

     Falconite is a leading rental equipment company serving a diverse range of more than 5,000 active commercial customers from locations in nine southern and midwestern states. The Company's rental fleet includes over 3,000 units and consists primarily of large equipment, such as aerial work platforms, cranes and forklifts, as well as other industrial and construction equipment. The Company rents equipment on a daily, weekly and monthly basis and, occasionally, for periods of up to one year. The Company also is a distributor of new equipment for several leading manufacturers and sells used equipment from its rental fleet, in addition to complementary parts, supplies and accessories. The Company's customers operate in a wide range of industries, including commercial construction, chemical, petrochemical, pulp and paper, automotive and utilities.

     The Company focuses on renting large equipment, which generates high revenue per unit, and believes that it differentiates itself by seeking to offer the most comprehensive and well maintained fleet of such equipment in its market areas. Aerial work platforms, which include scissor lifts, boom lifts and personnel lifts, together with cranes and forklifts comprised approximately 90% of the Company's rental fleet as of September 30, 1996, based on original cost. The original per unit cost of such equipment ranges up to $1.2 million, with an average per unit cost of approximately $40,000 as of September 30, 1996. At such date, the Company's fleet had an average age of approximately 18 months and an original cost of $77.8 million.

     Falconite currently operates from 17 locations, eight of which were opened in November and December 1996, and plans to open one additional location during 1997. The Company tailors its equipment fleet at each location to meet the needs and preferences of the local customer base. The Company's locations are managed by experienced professionals who average approximately 15 years of service in the rental equipment industry, and who have knowledge of their local markets and substantial established customer contacts. The Company's products and services are marketed through a dedicated sales force consisting of approximately 70 individuals. Each location generally serves customers within a 100-mile radius and offers a broad selection of equipment for rental and sale, as well as repair and maintenance services.

     The Company has sought to position its product and service offerings to capitalize on the trend among businesses to outsource non-core operations. Outsourcing of equipment needs allows customers to more efficiently deploy capital, substitute variable costs for fixed costs, eliminate maintenance and storage costs associated with equipment ownership and ensure access to new and modern equipment. The Company believes that this trend has created significant growth opportunities in the equipment rental industry. The industry, which is highly fragmented, generated revenues estimated at $15 billion in 1995, with the largest 100 companies accounting for approximately 20% of such amount, according to published reports.

     From 1993 to 1995, the Company's revenues increased at a compound annual rate of 86.2%, from $10.3 million to $35.7 million, while its operating income increased at a compound annual rate of 89.2%, from $3.2 million to $11.3 million. The Company believes it can continue its growth in revenue and income by pursuing the following business and growth strategies:

BUSINESS STRATEGIES

     - Focus on Large, High Revenue Per Unit Equipment. The Company focuses on renting large equipment, which generates higher revenue per unit than smaller, less costly equipment. The Company's average per unit rental revenue was approximately $12,300 in 1995. The Company believes this focus allows it to favorably leverage its overhead costs over a larger stream of rental revenue per unit. In addition, the Company believes that there is strong demand for renting this larger equipment because it enables customers to avoid the significant capital investments required to purchase such equipment, as well as ongoing expenses for maintenance, repair and storage.

     - Operate as an Efficient Low Cost Provider. As a distributor with high volume purchases of equipment in its primary product categories, Falconite is able to acquire a significant portion of its equipment directly from manufacturers at wholesale prices. This purchasing power enhances the Company's ability to offer competitive rental rates and resell its used equipment at favorable margins. Moreover, the Company's focus on large equipment with high revenue per unit has enabled it to operate more efficiently and with a lower level of staffing than that required by other equipment rental companies that have lower revenue per unit fleets.

     - Serve Diverse Commercial Customer Base. Falconite primarily serves commercial customers that operate in a wide variety of commercial construction and industrial sectors. By serving commercial accounts, the Company is able to provide large equipment and maximize its revenue per customer. Also, by serving a well diversified base of customers, the Company is able to reduce its dependence on a single industry. In addition, Falconite is not dependent on a single large customer, with no customer accounting for more than 2% of Falconite's revenues in 1995 or 1996. Falconite provides its products and services to companies such as Amoco Corporation, Brown & Root, Inc., Champion Papers, Inc., Chrysler Corporation, Fluor Daniel, Inc. and the Tennessee Valley Authority.

     - Offer Superior Products and Customer Service. The Company attracts new customers and retains existing customers by offering: (i) a comprehensive selection of aerial work platforms, cranes and forklifts, which in many cases is not available from its competitors in the Company's market areas; (ii) timely delivery of rental equipment seven days a week, generally within 24 hours, through its own radio-dispatched fleet; (iii) high quality equipment from leading manufacturers including JLG, Genie, Manitex, Broderson, Gehl and Lull;
(iv) well maintained and modern equipment, which as of September 30, 1996, had an average age of approximately 18 months; (v) on-site maintenance and repair services available 24 hours a day; and (vi) equipment safety and training programs.

GROWTH STRATEGIES

     - Expand Through New Locations. The Company intends to expand by opening new locations in selected markets. In 1997, the Company plans to focus on the growth and development of the eight locations opened in November and December 1996, of which five were start-up and three were acquired locations. The Company also intends to open one additional location during 1997 and eight additional locations in 1998. The Company generally establishes new locations in markets contiguous to its existing markets, which has allowed it to rent equipment into these markets prior to opening a new location. As a result, the Company gains valuable customer and market information, builds name recognition among its customer base in new markets and facilitates the opening of new locations with a significant initial base of business.

     - Pursue Selected Acquisitions. The Company intends to selectively pursue acquisitions of rental equipment companies located in its current markets, as well as in other markets perceived to offer favorable business potential. The equipment rental industry is highly fragmented and consists primarily of a large number of relatively small independent businesses serving local markets. Five of the Company's locations were obtained through acquisitions since 1993. The Company believes that there are significant opportunities for larger, well-capitalized companies such as Falconite to grow through the acquisition of other rental equipment companies.

     - Expand Relationships With Existing Customer Base. The Company seeks to broaden the selection of lighter equipment and complementary products and services provided to existing customers. For example, the Company cross-sells products such as safety equipment and small tools to its rental customers. The Company believes that this strategy will enhance its ability to leverage its customer relationships, and thereby increase revenues without significant incremental operating expenses.

     - Establish New Equipment Remanufacturing Center. The Company has begun construction of an equipment remanufacturing center scheduled to be completed during the third quarter of 1997. This facility will enhance the Company's ability to perform major repair and maintenance operations and ensure that Falconite's rental fleet remains in top condition. Management anticipates that the center will increase resale profit margins by maximizing the value of the used equipment the Company sells from its rental fleet. The Company also expects that the center will provide an additional source of revenue by allowing Falconite to perform repair and rebuild services for third party equipment owners.

                                  THE OFFERING

Common Stock offered hereby..................  shares
Common Stock to be outstanding after the
  Offering...................................  shares(1)
Use of proceeds..............................  The estimated net proceeds to the Company of
                                               $     million from the Offering will be used
                                               to repay substantially all outstanding
                                               indebtedness of the Company. Remaining
                                               proceeds, together with future borrowings,
                                               will be used for rental equipment purchases,
                                               start-up location costs and possible future
                                               acquisitions. See "Use of Proceeds."
Nasdaq National Market symbol................  FCNT

------------------------------

(1) Does not include (i)           shares of Common Stock reserved for issuance
    pursuant to the Falconite, Inc. Long Term Incentive Plan (the "Plan")
    pursuant to which options for           shares presently are outstanding
    with an exercise price equal to the initial public offering price of the
    Common Stock and (ii)           shares of Common Stock reserved for issuance
    pursuant to the Falconite, Inc. Directors Stock Option Plan (the "Directors'
    Plan") pursuant to which options for           shares presently are
    outstanding with an exercise price equal to the initial public offering price of the Common Stock. See "Management -- Long Term Incentive Plan" and "-- Director Compensation."

                        SUMMARY COMBINED FINANCIAL DATA

     The following table sets forth summary financial and other data for the Company as of and for the four years in the period ended December 31, 1995 and as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996. See "The Company," "Selected Combined Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the Notes thereto.

                                                                                                   NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                    ---------------------------------------------------    ----------------------------------
                                                                                 PRO                                   PRO
                                                                                FORMA                                 FORMA
                                                                                  AS                                    AS
                                                                               ADJUSTED                              ADJUSTED
                                     1992      1993       1994       1995      1995(1)        1995         1996      1996(1)
                                    ------    -------    -------    -------    --------    -----------    -------    --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..................... $6,147    $10,289    $23,249    $35,661    $35,661       $25,265      $35,006    $35,006
Gross profit.......................  2,663      4,889     10,229     17,576     17,576        12,345       17,300     17,300
Operating income...................  1,550      3,160      6,816     11,306     11,306         8,010       10,323     10,323
Interest expense, net..............    368        684      1,734      3,172        125         2,131        3,114        129
Income before income taxes and
  minority interests...............  1,182      2,517      5,130      8,094     11,141         5,941        7,358     10,343
Income taxes.......................    490        963      1,919      2,893      4,153         2,104        2,145      3,798
Minority interests(2)..............     83        301        725      1,429      1,948         1,100        1,359      2,019
Net income.........................    609      1,253      2,486      3,772      5,040         2,737        3,854      4,526
Net income per share...............
Weighted average common shares.....
SELECTED OPERATING DATA:
Number of locations at end of
  period...........................      2          3          5          9                        7            9
Rental equipment capital
  expenditures..................... $5,851    $12,855    $21,840    $29,100                  $19,068      $22,417
Average cost of rental
  equipment(3).....................  9,333     16,823     28,104     47,972                   44,699       69,598

                                                                                               SEPTEMBER 30, 1996
                                                                                            -------------------------
                                                                                                         PRO FORMA
                                                                                            ACTUAL     AS ADJUSTED(1)
                                                                                            -------    --------------
                                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Net book value of rental equipment.......................................................   $66,051       $ 66,051
Total assets.............................................................................    82,671
Total debt(4)............................................................................    54,295          1,776
Shareholders' equity.....................................................................    14,079

------------------------------

(1) Gives effect to: (i) the sale of         shares of Common Stock in the
    Offering, at an assumed initial public offering price of $        per share;
    (ii) a reduction in interest expense as a result of repayment of substantially all outstanding debt with the proceeds of the Offering; and
    (iii) the change from S corporation to C corporation status of M&F Equipment (as defined below), in each case as if such transactions had occurred on January 1, 1995 in the case of statement of operations data and September 30, 1996 in the case of balance sheet data. The Company's Combined Financial Statements include the results of McCurry & Falconite Equipment Co., Inc. ("M&F Equipment"), which was organized in March 1995. The pro forma provision for income taxes includes amounts to reflect the results of operations as if M&F Equipment had been liable for income taxes. S corporation distributions were $320 and $231 in 1995 and the nine months ended September 30, 1996, respectively. M&F Equipment's status as an S corporation was terminated as of the time of the Combination. See "The Company," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the Notes thereto.

(2) The minority interests were eliminated as a result of the acquisition of the minority interest in Erzinger Equipment (as defined below) in September 1996 and the acquisition of the minority interest in M&M Equipment (as defined below) pursuant to the Combination in December 1996. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the Notes thereto.

(3) Average cost of rental equipment represents the average of month-end original cost of rental equipment during the period. Original cost represents the undepreciated original price paid by the Company for rental equipment.

(4) Total debt includes term debt, revolving lines of credit and obligations under capital leases.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

RISKS RELATING TO GROWTH STRATEGY

     A principal component of the Company's growth strategy is to continue to expand through additional start-up locations and possible acquisitions that complement the Company's business in new or existing markets. The Company's future growth will be dependent upon a number of factors including, among others, the Company's ability to identify suitable start-up locations, obtain sites for start-up locations on favorable terms, recruit qualified personnel, promptly and successfully integrate start-up locations with the Company's existing operations, expand its customer base and obtain financing to support expansion. To the extent the Company pursues acquisitions, the success of this strategy will be dependent on its ability to, among other things, identify acceptable acquisition candidates, complete acquisitions on favorable terms and successfully integrate acquired businesses with the Company's existing operations. The Company currently has 17 locations, of which eight were opened in November and December 1996. The Company currently plans to open one location during 1997 and eight additional locations in 1998. There can be no assurance that the Company will successfully integrate its recently opened locations or that any further expansion will be profitable. The failure to effectively identify, evaluate and integrate start-up locations and acquired businesses could adversely affect the Company's operating results, possibly causing adverse effects on the market price of the Common Stock. In addition, the results achieved to date by the Company may not be indicative of its prospects or ability to penetrate new markets, which may have different competitive conditions and demographic characteristics than the Company's current markets. The Company's anticipated growth also will create the need to dispose of increasing amounts of used rental equipment to optimize the age and condition of the Company's rental fleet. There can be no assurance that the Company will continue to realize its historical resale margins as its rental fleet grows, or that future resale margins will not be negatively affected by market conditions over which the Company has no control.

     The Company anticipates that as it implements its growth strategy it will need to hire additional employees and enhance its operating and financial systems. Future growth will increase the operating complexity of the Company and the level of responsibility for both existing and new personnel. In light of these demands, the Company intends to invest further in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified employees or that the Company's current operating and financial systems will be adequate as the Company grows or that any steps taken to improve such systems will be sufficient. See "Business -- Growth Strategies."

IDENTIFIED NEED FOR IMPROVED MANAGEMENT AND ACCOUNTING INFORMATION SYSTEMS AND CONTROLS

     Over the past few years, the Company has experienced substantial growth which has strained its management, administrative and operational resources and financial control systems. The Company recently has added various key officers, including Kevin S. Pugh, as Vice President and Chief Financial Officer, and Bruce A. Wilcox, as Controller, both of whom joined the Company in December 1996. Following the audit of the Company's combined financial statements as of December 31, 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 on which KPMG Peat Marwick LLP ("KPMG") issued an unqualified audit opinion, the Company also received a management letter from KPMG. The letter identified certain material weaknesses in the design and operation of the Operating Subsidiaries' (as defined below) internal controls, which could adversely affect their ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. Specifically, KPMG noted weaknesses with respect to the controls relating to timely preparation of financial statements in accordance with generally accepted accounting principles, reporting of fixed assets, borrowing base calculations and compliance with debt covenants. KPMG also reported on conditions, not considered to be material weaknesses, relative to physical counting of equipment and inventory, maintenance of billing backup, credit memos, timing of inventory and accounts payable and recognition of earnings in excess of billings. The management letter also suggested several policies and procedures to improve the Company's accounting systems and controls. The Company has carefully considered and discussed with representatives of KPMG the control weaknesses and conditions cited and the recommended enhancements of policies and procedures. The Company believes that it has implemented steps to correct the deficiencies noted, including the hiring of Messrs. Pugh and Wilcox as senior management personnel with substantial experience in accounting and auditing. See "Management -- Directors, Executive Officers and Key Employees."

     Historically, the Company's two Operating Subsidiaries have functioned as separate business units, each with separate management and accounting information systems. The Company began to consolidate these systems as of January 1, 1997; however, there can be no assurance that such consolidation will be completed on a timely or cost-effective basis or will not result in disruptions and operating inefficiencies. Failure by the Company to develop and implement plans for enhancing its internal controls and administrative infrastructure and to consolidate the separate management and accounting information systems at its two Operating Subsidiaries could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Fleet Management and Information Systems."

DEPENDENCE ON ADDITIONAL CAPITAL AND EQUIPMENT PURCHASES FOR FUTURE GROWTH

     The Company will continue to incur substantial capital expenditures to maintain the age and condition of its rental equipment fleet. In addition, the Company will require significant equipment purchases that, in turn, will require significant capital expenditures. The Company estimates that its business will require cash outlays for capital expenditures of approximately $56 million in 1997 and $67 million in 1998. As of December 31, 1996, the Company had open purchase orders aggregating $11.6 million for equipment. The Company historically has financed capital expenditures, start-up locations and acquisitions through secured bank borrowings and internally generated cash flow. To implement its growth strategy and meet its capital needs, the Company expects to incur additional indebtedness and may in the future issue additional equity securities (which could result in dilution to the purchasers of Common Stock offered hereby). Such additional indebtedness may make the Company more vulnerable to economic downturns and may weaken the Company's competitive position. Moreover, given the lead time of several months in acquiring new equipment, the Company must commit well in advance to take and pay for its equipment purchases. There can be no assurance that the Company will accurately forecast its needs for new equipment. Commitments by the Company for too much or too little equipment relative to its actual needs could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that additional capital and equipment, when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital and equipment on a timely basis in the future could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Growth Strategies."

GENERAL ECONOMIC CONDITIONS

     The equipment rental industry is dependent upon the level of activity in the commercial construction and industrial segments. Accordingly, the industry is sensitive to national, regional and local slowdowns in commercial construction, as well as in particular industries such as chemical, petrochemical, pulp and paper, automotive and utilities. More particularly, most of the Company's rental revenues are derived from customers in industries which the Company believes are cyclical or subject to downturns during economic slowdowns. A significant amount of work done by industrial customers relates to plant construction activity which could be reduced or postponed during an economic downturn. The Company's operating results may be adversely affected by events or conditions in a particular region where it operates, such as regional economic slowdowns, adverse weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under variable rate credit facilities. There can be no assurance that economic slowdowns or adverse economic or competitive conditions will not have a material adverse effect on the Company's operating results and financial condition. See "Business -- Locations."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance and development will depend, to a significant extent, upon the efforts and abilities of members of senior management, particularly Michael A. Falconite, President and Chief Executive Officer, Ralph W. McCurry, Executive Vice President, Kevin S. Pugh, Vice President and Chief Financial Officer, J. David Melber, Vice
President -- Operations, and Bruce A. Wilcox, Controller. The loss of service of one or more members of senior management could have a material adverse effect on the Company's business. The Company's future success also will depend on its ability to attract, train and retain skilled personnel in all areas of its business. See "Management."

COMPETITION

     The equipment rental industry is highly competitive. The Company's competitors include: national and multi-regional companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., Rental Service Corporation and BET Plant Services U.S.A.); regional competitors that operate in a small number of states; small, independent businesses with one or a few rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. Certain of the Company's competitors may have greater financial resources, more geographic diversification and greater name recognition than the Company. The Company may encounter increased competition from existing competitors or new market entrants, some of whom may be significantly larger and have greater business resources. In addition, to the extent that existing or future competitors seek to gain or retain market share by reducing prices, the Company might be compelled to lower its prices, thereby adversely affecting operating results. The Company also will compete for acquisition candidates, thereby possibly increasing the price for acquisitions or reducing the number of desirable acquisition candidates and for start-up locations, thereby possibly limiting the number of attractive locations for expansion. See "Business -- Competition."

CONTROL BY EXISTING SHAREHOLDERS

     After the Offering, the Company's executive officers and directors will in
the aggregate beneficially own or control approximately      % of the Company's
outstanding Common Stock (     % if the Underwriters' over-allotment option is
exercised in full). Accordingly, such persons, acting together, generally will be able to elect a majority of the directors and exercise significant control over the business, policies and affairs of the Company. Similarly, such persons, acting together, would be in a position to prevent a takeover of the Company by one or more third parties, which could deprive the Company's shareholders of a control premium that might otherwise be realized by them in connection with an acquisition of the Company. See "Principal Shareholders."

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The Company's revenues and operating results have historically varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including seasonal rental patterns of the Company's customers, general economic conditions in the Company's markets, the timing of start-up locations and acquisitions and related costs, the effectiveness of integrating start-up locations and acquisitions, the timing of fleet expansion capital expenditures and price changes in response to competitive factors. In addition, the Company incurs various costs in establishing or integrating start-ups and newly acquired locations, and the profitability of a new location is generally expected to be lower during a period of approximately 24 months after it is opened, than in subsequent periods. These factors, among others, make it likely that in some future quarter the Company's results of operations may be below the expectations of securities analysts and investors, which could have a material adverse effect on the market price of Common Stock. Historically, operating results have been seasonally lower during the first and fourth fiscal quarters, than during the other quarters of the fiscal year, due to the impact of weather on construction activity in certain of the Company's markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

LIABILITY AND INSURANCE

     The Company's business exposes it to claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved, and workers' compensation claims and other employment-related claims. The Company carries substantial coverage for product liability, general and automobile liability and employment-related claims from various insurance carriers. There can be no assurance, however, that existing or future claims will not exceed the level of the Company's insurance, or that such insurance will continue to be available on economically reasonable terms, or at all. In addition, certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, generally are not covered by the Company's insurance. See "Business -- Legal Proceedings."

GOVERNMENT AND ENVIRONMENTAL REGULATION

     The Company's operations are subject to various federal, state and local laws and regulations governing, among other things, worker safety, operation of its delivery fleet, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, property it owns or leases, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such substances at its property. There can be no assurance that acquired or leased locations have been operated in compliance with all environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. The Company dispenses petroleum products from above-ground storage tanks located at certain rental locations that it owns or leases. The Company seeks to minimize the potential for leaks and spills, maintain appropriate records and monitor tanks. There can be no assurance, however, that these tanks have been or will remain free from leaks or that the use of these tanks will not result in spills or other releases. The Company also uses hazardous materials such as solvents and paint to clean and maintain its rental equipment fleet, and the Company expects that its planned remanufacturing center will use such materials on a greatly increased scale than the Company's existing operations. In addition, the Company generates and disposes of wastes such as used motor oil, radiator fluid and solvents utilizing disposal firms that the Company believes are operating in accordance with applicable legal standards. However, there can be no assurance that the Company will not be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. The facility ownership and operations associated with the planned remanufacturing center will also likely subject the Company to various federal, state and local laws and regulations concerning the environment and worker safety and health. See "Business -- Government and Environmental Regulation."

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws") include provisions that may delay, defer or prevent a takeover attempt that may be in the best interest of shareholders. These provisions include a classified Board of Directors, pursuant to which directors are divided into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of the Company's stock, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control of the Company. In addition, the Articles of Incorporation provide for the ability of the Board of Directors to issue up to 1,000,000 shares of preferred stock without any further shareholder approval, a provision under which only the Board of Directors or holders of at least two-thirds of the outstanding shares may call meetings of shareholders, a requirement that any shareholder action without a meeting be pursuant to unanimous written consent and certain advance notice procedures for nominating candidates for election to the Board of Directors. Issuance of preferred stock could also discourage bids for the Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock. In addition, under certain conditions, Section 11.75 of the Illinois Business Corporation Act of 1983, as amended (the "Illinois Act"), would prohibit the Company from engaging in a "business combination" with an "interested shareholder" (in general, a shareholder owning 15% or more of the Company's outstanding voting shares) for a period of three years. The possible impact of these provisions on takeover attempts could adversely affect the price of the Common Stock. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop as a result of the Offering or, if a trading market does develop, that it will be sustained or that the shares of Common Stock could be resold at or above the initial public offering price. The initial public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the representatives (the "Representatives") of the Underwriters and may not be indicative of the price at which the Common Stock will trade after the Offering. After completion of the Offering, the market price of the Common Stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by investment analysts, the degree of success the Company achieves in implementing its business and growth strategies, changes in business or regulatory conditions affecting the Company, its customers or its competitors and other factors. In addition, the Nasdaq National Market historically has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Upon consummation of the Offering, the Company will have outstanding an
aggregate of           shares of Common Stock. Future sales of substantial
amounts of Common Stock (including shares issued upon the exercise of stock options) by the Company's current shareholders after the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. In addition, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of preferred
stock. The Company also intends to register an aggregate           of shares of
Common Stock for issuance under the Plan and the Directors Plan as soon as practicable following the consummation of the Offering. The issuance of such shares could result in the dilution of the voting power of the shares of Common Stock purchased in the Offering and could have a dilutive effect on earnings per share. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. The Company currently has no plans to designate and/or issue any shares of preferred stock.

     The Company and its directors and executive officers have, subject to certain exceptions in the case of the Company described in "Underwriting," agreed not to directly or indirectly offer, sell, contract to sell or otherwise dispose of or transfer any capital stock of the Company, or any security convertible into, or exercisable or exchangeable for, such capital stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives. Certain existing shareholders of the Company are entitled to rights to register their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), for resale, at the expense of the Company. Such shares also are subject to resale pursuant to Rule 144 under the Securities Act, depending on the holding period of such securities and subject to significant restrictions in the case of shares held by persons deemed to be affiliates of the Company. See "Principal Shareholders," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

SUBSTANTIAL AND IMMEDIATE DILUTION

     The initial public offering price is substantially higher than the net tangible book value per share of Common Stock reflected in the Company's combined balance sheet as of September 30, 1996. Investors purchasing shares of Common Stock in the Offering will be subject to immediate dilution in net
tangible book value of $     per share. See "Dilution."

FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth under "Risk Factors" constitute cautionary statements identifying important factors with respect to such forward-looking statements, including (among other factors) the need to identify, acquire and integrate additional start-up locations and possible acquisitions, identified needs for improved management and accounting information systems and controls and dependence upon additional capital and equipment purchases for future growth, that could cause actual results to differ materially from those in such forward-looking statements.

                                  THE COMPANY

     The Company was incorporated in December 1996 as a holding company for its operating subsidiaries, Falconite Equipment, Inc., an Illinois corporation formerly known as Falconite, Inc. ("Falconite Equipment"), and M&M Properties, Inc., an Alabama corporation ("M&M Equipment;" and, together with Falconite Equipment, collectively referred to as the "Operating Subsidiaries"). Falconite Equipment and M&M Equipment were related by common ownership prior to the organization of the Company at which time the shareholders of the Operating Subsidiaries combined them by exchanging such shares for shares of Common Stock (the "Combination").

     Falconite Equipment was founded by Joseph A. Falconite, Chairman of the Board of the Company, and began renting equipment in 1955. M&M Equipment commenced equipment rental operations in 1991. Since the early 1990s, the Operating Subsidiaries have grown substantially by opening and acquiring new locations. Falconite Equipment and M&M Equipment historically have operated as separate business units with Falconite Equipment operating primarily in the northern portion of the Company's geographic area and M&M Equipment in the southern portion. In October 1993, Falconite Equipment acquired a 70% ownership interest in Erzinger Equipment Co. ("Erzinger Equipment"), St. Louis, Missouri, and acquired the remaining interest in September 1996. In December 1996, Erzinger Equipment was liquidated and its assets and operations were transferred to Falconite Equipment. Pursuant to the Combination, the Company also acquired the stock of McCurry & Falconite Equipment Co., Inc. ("M&F Equipment"), an Alabama corporation organized in 1995 by Michael A. Falconite and Ralph W. McCurry to engage in certain equipment rental business in Alabama. In December 1995, the Company acquired a location in Calvert City, Kentucky. In December 1996, the Company acquired three rental locations in, respectively, Fort Campbell, Kentucky, Clarksville, Tennessee and Tallahassee, Florida. See "Business -- Locations."

     The Company's principal executive offices are located at 2525 Wayne Sullivan Drive, Paducah, Kentucky 42002-8048, telephone (502) 442-4754.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby (after deducting underwriting discounts and estimated expenses of the Offering) are estimated to be approximately $ million, assuming an initial
public offering price of $     per share ($     if the Underwriters'
over-allotment option is exercised in full). The actual net proceeds will vary if the actual initial public offering price or the estimated expenses are different.

     The Company will use approximately $     million of the estimated net
proceeds to repay substantially all its outstanding borrowings, together with accrued interest thereon. Such borrowings bear interest at rates ranging from 8.25% to 11.25% per annum and mature from 1997 to 2001. The proceeds of such borrowings were used for acquisition of rental equipment, start-up location costs, recent acquisitions and for general working capital purposes. Any remaining proceeds of the Offering, together with future borrowings, will be used for equipment purchases, start-up location costs and possible acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pending application of the net proceeds for the purposes specified above, they will be invested in short-term, interest-bearing obligations.

     The Company will not receive any proceeds from the exercise of the over-allotment option granted by the Selling Shareholders. See "Underwriting."

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since its formation, although M&F Equipment made S corporation distributions to its shareholders in respect of taxable income recognized as a result of their ownership of such corporation (which was acquired by the Company pursuant to the Combination in December 1996). The Company does not currently intend to pay cash dividends for the foreseeable future. Management anticipates that all earnings and other cash resources of the Company, if any, will be retained by the Company for the operation and expansion of its business and for general corporate purposes. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, results of operations, level of indebtedness, capital requirements, general business conditions and contractual restrictions on payment of dividends, if any, as well as such other factors as the Board of Directors may deem relevant. The Company is effectively restricted by its loan agreements from paying cash dividends on its Common Stock, and may in the future enter into loan or other agreements or issue debt or equity securities that restrict the payment of cash dividends on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     At September 30, 1996, the Company had a net tangible book value of $13.7
million, or $     per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of outstanding shares of Common Stock as reflected on the Company's combined balance sheet as of such date. After giving effect to
the sale of           shares of Common Stock offered hereby at an assumed
initial public offering price of $     per share (the midpoint of the estimated
offering range) and the receipt and application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at September 30,
1996 would have been $     million or $     per share. This represents an
immediate increase in the net tangible book value of $     per share to the
existing shareholders and an immediate dilution of $     per share to new
shareholders purchasing shares in the Offering. The following table illustrates this dilution:

    Assumed initial public offering price per share....................             $
      Net tangible book value per share before the Offering............  $
      Increase in net tangible book value per share attributable to new shareholders..................................................
                                                                         ------
    Pro forma net tangible book value per share after the Offering.....
                                                                                    ------
    Dilution per share to new shareholders.............................             $
                                                                                    ======

     The following table summarizes (as of September 30, 1996) the differences between the existing shareholders and the new shareholders with respect to the number of shares of Common Stock offered hereby, the total consideration paid to the Company and the average price paid per share (assuming an initial public
offering price of $     per share).

                                        SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                     ----------------------     ----------------------     PRICE PER
                                       NUMBER       PERCENT       AMOUNT       PERCENT       SHARE
                                     ----------     -------     ----------     -------     ---------
    Existing shareholders..........                       %     $                    %      $
    New shareholders...............
                                     ----------      -----      ----------      -----
              Total................                  100.0%     $               100.0%
                                     ==========      =====      ==========      =====

     The calculations in the tables set forth above: (i) assume no exercise of the Underwriters' over-allotment option; and (ii) do not reflect a total of
          and           shares reserved for issuance pursuant to awards granted
under the Plan and the Directors Plan, respectively. See "Management -- Long Term Incentive Plan" and "-- Director Compensation."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as reflected on the Company's combined balance sheet as of September 30, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered by the
Company hereby (assuming an offering price of $          per share) and the
application of the net proceeds therefrom. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and the Combined Financial Statements and the Notes thereto.

                                                                           AS OF SEPTEMBER 30,
                                                                                  1996
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                         (DOLLARS IN THOUSANDS,
                                                                            EXCEPT PER SHARE
                                                                                AMOUNTS)
Revolving lines of credit..............................................  $21,139       $    --
Term debt..............................................................   31,380            --
Obligations under capital leases.......................................    1,776         1,776
                                                                         -------       -------
          Total debt and capital leases................................   54,295         1,776
Shareholders' equity:
  Preferred stock, par value $.01 per share, 1,000,000 shares
     authorized; none issued or outstanding............................       --            --
  Common stock:
     Falconite Equipment, $10.00 par value, 25,000 shares authorized,
      13,000 shares issued and outstanding actual......................      130            --
     M&M Equipment, $1.00 par value, 1,000 shares authorized, issued
      and outstanding actual...........................................        1            --
     M&F Equipment, $1.00 par value, 10,000 shares authorized, 1,000
      shares issued and outstanding actual.............................        1            --
     Company, $.01 par value, 50,000,000 shares authorized, no shares
      issued or outstanding actual,       shares outstanding, as
      adjusted.........................................................       --
  Additional paid-in capital...........................................       87
  Retained earnings....................................................   13,860        13,860
                                                                         -------       -------
          Total shareholders' equity...................................   14,079
                                                                         -------       -------
            Total capitalization.......................................  $68,374       $
                                                                         =======       =======

------------------------------

(1) Does not include           and           shares of Common Stock reserved for
    issuance upon exercise of stock options or other awards under the Plan (of
    which options to purchase           shares with an exercise price per share
    equal to the initial public offering price of the Common Stock offered hereby, are outstanding at the date of this Prospectus) and the Directors Plan (of which no options are outstanding at the date of this Prospectus), respectively.

                 SELECTED COMBINED FINANCIAL AND OPERATING DATA

     The following selected combined statement of operations financial information for the years ended December 31, 1995 and the nine months ended September 30, 1996, and selected combined balance sheet data as of December 31, 1994 and 1995 and September 30, 1996, has been derived from the audited combined financial statements of the Company appearing elsewhere in this Prospectus. The selected combined financial information with respect to the Company's statement of operations data for the years ended December 31, 1992 and 1993 and with respect to the balance sheet data as of December 31, 1992, 1993 and 1994 has been derived from unaudited combined financial statements of the Company that are not included in this Prospectus, but which, in the opinion of management, contain all adjustments necessary for a fair presentation. The selected combined financial information with respect to the Company's statement of operations data for the nine months ended September 30, 1995 has been derived from the unaudited combined financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments), necessary to present fairly the Company's results of operations for such period. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for future periods or for the year ending December 31, 1996.

     The selected combined financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                 YEARS ENDED DECEMBER 31,                   NINE MONTHS ENDED SEPTEMBER 30,
                                    ---------------------------------------------------    ----------------------------------
                                                                                 PRO                                   PRO
                                                                               FORMA AS                              FORMA AS
                                                                               ADJUSTED                              ADJUSTED
                                     1992      1993       1994       1995      1995(1)        1995         1996      1996(1)
                                    ------    -------    -------    -------    --------    -----------    -------    --------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Equipment rentals................ $3,839    $ 6,378    $14,387    $23,395    $23,395       $16,685      $24,130    $24,130
  Sales of new and used equipment,
    parts, supplies and service....  2,308      3,911      8,862     12,266     12,266         8,580       10,876     10,876
                                    -------   -------    -------    -------    -------       -------      -------    -------
Total revenues.....................  6,147     10,289     23,249     35,661     35,661        25,265       35,006     35,006
                                    -------   -------    -------    -------    -------       -------      -------    -------
Cost of revenues:
  Cost of equipment rentals,
    excluding equipment rental
    depreciation...................  1,112      1,347      3,446      4,651      4,651         3,386        4,909      4,909
  Rental equipment depreciation....    717      1,244      2,660      4,437      4,437         3,332        4,705      4,705
  Cost of sales of new and used
    equipment, parts, supplies and
    service........................  1,655      2,809      6,914      8,997      8,997         6,202        8,092      8,092
                                    -------   -------    -------    -------    -------       -------      -------    -------
Total cost of revenues.............  3,484      5,400     13,020     18,085     18,085        12,920       17,706     17,706
                                    -------   -------    -------    -------    -------       -------      -------    -------
Gross profit.......................  2,663      4,889     10,229     17,576     17,576        12,345       17,300     17,300
Selling, general and administrative
  expenses.........................  1,024      1,574      3,163      5,858      5,858         3,960        6,381      6,381
Depreciation and amortization,
  excluding equipment rental
  depreciation.....................     89        155        250        412        412           375          596        596
                                    -------   -------    -------    -------    -------       -------      -------    -------
Operating income...................  1,550      3,160      6,816     11,306     11,306         8,010       10,323     10,323
Interest expense, net..............    368        684      1,734      3,172        125         2,131        3,114        129
Other income (expense).............     --         41         48        (40)       (40)           62          149        149
                                    -------   -------    -------    -------    -------       -------      -------    -------
Income before income taxes and
  minority interests...............  1,182      2,517      5,130      8,094     11,141         5,941        7,358     10,343
Income taxes.......................    490        963      1,919      2,893      4,153         2,104        2,145      3,798
Minority interests(2)..............     83        301        725      1,429      1,948         1,100        1,359      2,019
                                    -------   -------    -------    -------    -------       -------      -------    -------
Net income......................... $  609    $ 1,253    $ 2,486    $ 3,772    $ 5,040       $ 2,737      $ 3,854    $ 4,526
                                    =======   =======    =======    =======    =======       =======      =======    =======
Net income per common share........
Weighted average common shares.....
SELECTED OPERATING DATA:
Number of locations at end of
  period...........................      2          3          5          9                        7            9
Rental equipment capital
  expenditures..................... $5,851    $12,855    $21,840    $29,100                  $19,068      $22,417
Average cost of rental
  equipment(3).....................  9,333     16,823     28,104     47,972                   44,699       69,598

                                                                                                      SEPTEMBER 30, 1996
                                                                                                     ---------------------
                                                                     DECEMBER 31,                               PRO FORMA
                                                      -------------------------------------------                  AS
                                                       1992       1993       1994          1995      ACTUAL    ADJUSTED(1)
                                                      -------    -------    -------       -------    -------   -----------
                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Net book value of rental equipment.................   $ 9,736    $18,296    $30,814       $52,574    $66,051     $66,051
Total assets.......................................    11,879     22,553     40,909        64,153     82,671
Total debt(4)......................................     7,353     14,107     27,060        43,176     54,295       1,776
Shareholders' equity...............................     2,988      4,241      6,727        10,340     14,079

------------------------------

(1) Gives effect to: (i) the sale of      shares of Common Stock in the
    Offering, at an assumed initial public offering price of $    per share;
    (ii) a reduction in interest expense as a result of repayment of substantially all outstanding debt with the proceeds of the Offering; and
    (iii) the change from S corporation to C corporation status of M&F Equipment, in each case as if such transactions had occurred on January 1, 1995 in the case of statement of operations data and September 30, 1996 in the case of balance sheet data. The Company's Combined Financial Statements include the results of M&F Equipment, which was organized in March 1995. The pro forma provision for income taxes includes amounts to reflect the results of operations as if M&F Equipment had been liable for income taxes. S corporation distributions were $320 and $231 in 1995 and the nine months ended September 30, 1996, respectively. M&F Equipment's status as an S corporation was terminated as of the time of the Combination. See "The Company," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the Notes thereto.

(2) The minority interests were eliminated as a result of the acquisition of the minority interest in Erzinger Equipment (as defined below) in September 1996 and the acquisition of the minority interest in M&M Equipment (as defined below) pursuant to the Combination in December 1996. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the Notes thereto.

(3) Average cost of rental equipment represents the average of month-end original cost of rental equipment during the period. Original cost represents the undepreciated original price paid by the Company for rental equipment.

(4) Total debt includes term debt, revolving lines of credit and obligations under capital leases.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's combined financial condition and combined results of operations should be read in conjunction with the Company's Combined Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     Falconite is a holding company with its business operations conducted by the Operating Subsidiaries. Falconite derives revenue from four sources: (i) rental of equipment; (ii) sales of new equipment and used rental equipment;
(iii) sales of parts and merchandise; and (iv) service and other income. From 1993 to 1995, the Company's revenues increased at a compound annual rate of 86.2% from $10.3 million to $35.7 million, while its operating income increased at a compound annual rate of 89.2%, from $3.2 million to $11.3 million.

     The principal components of the Company's cost structure include depreciation of rental equipment, costs of new and used equipment sold, personnel costs, occupancy costs and vehicle operations. The Company continually incurs capital expenditures in order to acquire and maintain a competitive, high quality rental equipment fleet. For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, the Company's capital expenditures for rental equipment aggregated $21.8 million, $29.1 million and $22.4 million, respectively.

     The Company reported equipment rental depreciation of $2.7 million, $4.4 million and $4.7 million for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, respectively. Prior to January 1, 1997, the Operating Subsidiaries utilized different depreciation policies for their respective rental equipment fleets. Falconite Equipment used the straight-line method with useful lives ranging from three to 15 years and no salvage value. M&M Equipment used the straight-line method with useful lives ranging from five to ten years, with a 25% salvage value. Beginning January 1, 1997, the Operating Subsidiaries will depreciate newly acquired rental equipment on a straight-line method utilizing the estimated useful lives and salvage values set forth in the following table.

                         TYPE OF EQUIPMENT                         USEFUL LIFE    SALVAGE VALUE
    ------------------------------------------------------------   -----------    -------------
    Large (28 tons and greater) cranes..........................     15 years          25%
    Small (less than 28 tons) cranes............................     10 years          10%
    Large lifts.................................................     10 years          10%
    Small lifts.................................................      7 years          10%
    Fork lifts..................................................      7 years          10%
    Dirt moving.................................................      7 years          10%
    Other small equipment.......................................      5 years          10%
    Vehicles and trailers.......................................      5 years           0%

The Company believes that had it utilized the foregoing depreciation policy during the nine months ended September 30, 1996, its results of operations for such period would not have varied materially from reported amounts.

     The Company historically has financed its rental fleet equipment purchases, start-up location costs and acquisitions primarily through internally generated cash flow and bank borrowings. Such borrowings have resulted in significantly increased interest expense. During the process of opening a start-up or acquired location, the Company typically incurs expenses related to recruiting and training employees, installing information systems, setting up facilities and marketing. The Company's acquired locations typically contribute to net income and cash flow beginning in the first month after they are opened. The Company's start-up locations typically contribute to net income during the first 60 days and generate positive cash flow within 90 days after opening.

     The Company incurs capital expenditures of approximately $3.0 million for the initial complement of rental equipment at each start-up location. Rental equipment assigned to a new location may increase to as much as $7.5 million over the first 12 months the location is open depending upon demand, local market conditions, proximity to other Company locations and the rate of market penetration. In addition to the rental equipment investment, new locations require various delivery and service trucks, computer systems, service equipment and working capital requiring aggregate investments of $300,000 to $350,000 per location.

     The Company regularly investigates and evaluates potential start-up locations and acquisitions. Any such transactions are typically subject to numerous conditions, including business and financial due diligence investigation, environmental review and, in the case of acquisitions, negotiation of definitive purchase agreements. In evaluating an acquisition target, the Company considers, among other things, its competitive market position, personnel, equipment mix, growth position and the characteristics of the target market.

     The Company's largest acquisition to date was of Erzinger Equipment, St. Louis, Missouri, of which a 70% ownership interest was acquired in October 1993 for $550,000, and the balance of the equity was acquired in September 1996 for $875,000, at which time the Company also agreed to pay an additional $450,000 in respect of non-competition agreements with former minority shareholders. The Company also acquired a location in Calvert City, Kentucky, in December 1995 for $585,000, and locations in Clarksville, Tennessee and Fort Campbell, Kentucky in December 1996 for an aggregate purchase price of $985,000. Additionally, in December 1996 the Company acquired an equipment rental company in Tallahassee, Florida for $1.1 million. The Company financed all of these acquisitions with internally generated cash flow and bank borrowings.

     As a result of the Combination which occurred December 31, 1996, the remaining minority interest reported by the Company was eliminated. The acquisition of such minority interest will be accounted for under the purchase method of accounting. Accordingly, the 49% interest in M&M Equipment's net assets will be recorded at the estimated fair market value, while the remaining 51% will continue to be recorded at historical cost. The excess, if any, of the purchase price over the fair value of assets acquired will be recorded as goodwill and amortized on a straight-line basis over its expected useful life, currently anticipated to be 30 years.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, information derived from the combined statements of operations of the Company expressed as a percentage of total revenues, and the percentage change in such items compared to the same period in the prior year. There can be no assurance that the trends in revenue growth or operating results will continue in the future.

                                                          PERCENTAGE OF TOTAL REVENUES
                                                       -----------------------------------         PERCENTAGE INCREASE
                                                                             NINE MONTHS       ----------------------------
                                                         YEARS ENDED            ENDED                          NINE MONTHS
                                                        DECEMBER 31,        SEPTEMBER 30,                         ENDED
                                                       ---------------     ---------------                    SEPTEMBER 30,
                                                       1994      1995      1995      1996      1994VS1995      1995VS1996
                                                       -----     -----     -----     -----     ----------     -------------
Revenues:
  Equipment rentals..................................   61.9%     65.6%     66.0%     68.9%        62.6%           44.6%
  Sales of new and used equipment, parts, supplies
    and service......................................   38.1      34.4      34.0      31.1         38.4            26.8
                                                       -----     -----     -----     -----        -----           -----
Total revenues.......................................  100.0     100.0     100.0     100.0         53.4            38.6
Cost of revenues:
  Cost of equipment rentals, excluding equipment
    rental depreciation..............................   14.8      13.0      13.4      14.0         35.0            45.0
  Rental equipment depreciation......................   11.4      12.4      13.2      13.4         66.8            41.2
  Cost of sales of new and used equipment, parts,
    supplies and service.............................   29.7      25.2      24.5      23.1         30.1            30.5
                                                       -----     -----     -----     -----        -----           -----
Total cost of revenues...............................   56.0      50.7      51.1      50.6         38.9            37.0
                                                       -----     -----     -----     -----        -----           -----
Gross profit.........................................   44.0      49.3      48.9      49.4         71.8            40.1
Selling, general and administrative expenses.........   13.6      16.4      15.7      18.2         85.2            61.1
Depreciation and amortization, excluding equipment
  rental depreciation................................    1.1       1.2       1.5       1.7         64.8            58.9
                                                       -----     -----     -----     -----        -----           -----
Operating income.....................................   29.3      31.7      31.7      29.5         65.9            28.9
Interest expense, net................................    7.5       8.9       8.4       8.9         82.9            46.1
                                                       -----     -----     -----     -----        -----           -----
Income before income taxes and minority interests....   22.1      22.7      23.5      21.0         57.8            23.9
Net income...........................................   10.7%     10.6%     10.8%     11.0%        51.7%           40.8%
                                                       =====     =====     =====     =====        =====           =====
Other data:
  Rental gross profit................................   57.6%     61.2%     59.7%     60.2%        72.8%           45.6%
  Sales gross profit.................................   22.0      26.7      27.7      25.6         67.8            17.1

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues. Total revenues increased from $25.3 million to $35.0 million or 39% in the nine months ended September 30, 1995 and 1996, respectively. Rental revenue growth accounted for $7.4 million or 76% of such increase. Rental revenues increased primarily as a result of the addition of locations in Memphis (opened in November 1995) and Birmingham (opened in April 1995) and, to a lesser extent, Knoxville (opened in April 1995). The balance of the rental revenue increases were attributable to locations open throughout both periods, primarily due to an increase in the Company's rental fleet. Sales of used rental equipment increased by $2.1 million or 62% to $5.5 million in the 1996 year-to-date period, reflecting the opening of new locations and the Company's increased emphasis on selling used equipment in order to dispose of excess equipment allocated to Erzinger Equipment and to optimize the average age of the Company's expanding fleet. Sales of new equipment decreased by $362,000 or 11% reflecting the Company's determination to allocate available new equipment to its rental fleet, which generates higher profit margins, rather than selling such new equipment. Sales of parts, supplies, accessories and service increased by $558,000 or 31% due to the expansion of the Company's business.

     Gross Profit. Gross profit increased from $12.3 million to $17.3 million or 40% due principally to revenue growth. Gross margin increased from 48.9% to 49.4%, as rental gross margin increased from 59.7% to 60.2%, partially offset by a sales gross margin decrease from 27.7% to 25.6%. Rental gross margin was adversely affected by the operations of Erzinger Equipment during 1996, which reported rental gross margin of 42.4% under its former management, due to substantial underutilization of equipment allocated to it based upon poor forecasting of its equipment needs. In September 1996, the Company terminated the former managers in connection with the acquisition of the 30% minority interest of Erzinger Equipment. Rental gross margin for the Company's operations other than Erzinger Equipment during 1996 improved compared to amounts reported for 1995 due to efficiencies based upon greater volume. Sales gross margin declined from 27.7% to 25.6% principally due to greatly reduced selling prices in the 1996 period as the Company emphasized selling used equipment in order to resell excess rental equipment allocated to Erzinger Equipment and offer rental customers the latest equipment available.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 61% from $4.0 million to $6.4 million in the 1996 period, primarily reflecting costs incurred to support the growth in the Company's business. As a percentage of total revenues, these expenses increased from 15.7% to 18.2%, reflecting the lag between incurrence of expenses and the related growth in revenues from locations opened in late 1994 and 1995, as well as inefficiencies at the Erzinger Equipment operation under its prior management.

     Depreciation and Amortization. Depreciation and amortization, excluding rental equipment, increased from $375,000 to $596,000 in the nine months ended September 30, 1995 and 1996, respectively. As a percentage of sales, depreciation and amortization, excluding rental equipment increased from 1.5% to 1.7%. This increase resulted primarily from the addition of locations during 1995, in particular, related transportation equipment and furniture, fixtures and equipment.

     Interest Expense. Interest expense increased 45% from $2.2 million to $3.1 million in the nine months ended September 30, 1995 and 1996, respectively. This increase was attributable primarily to increased borrowings utilized to purchase new equipment for the Company's rental fleet, both at new and existing locations.

     Income Taxes. Income tax expense was unchanged at $2.1 million in both the nine months ended September 30, 1995 and 1996. The Company's effective tax rate decreased from 35.4% in the 1995 period to 29.2% in the 1996 period, due to the profit contribution of M&F Equipment, an S corporation organized in March 1995. On a pro forma basis, as if M&F Equipment were taxed as a C corporation, the effective tax rates would have been approximately equivalent. M&F Equipment's status as an S corporation was terminated as of December 31, 1996 pursuant to the Combination.

     Net Income. As a result of the foregoing, net income increased 41% from $2.7 million to $3.9 million in the nine months ended September 30, 1995 and 1996, respectively.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Total revenues increased 53% from $23.2 million in 1994 to $35.7 million in 1995. Rental revenue growth accounted for $9.0 million or 73% of such increase. The rental revenue comparison reflects the operation of locations in Mobile (opened February 1994), Nashville (opened December 1994), Knoxville (opened April 1995) and Birmingham (opened April 1995). In addition, existing locations reported significant growth due to the Company's ability to generate rental revenues from an expanding fleet. The Company also reported increases in new equipment sales, rental equipment sales and sales of parts, supplies and related service as a result of the increase in the scope of its business.

     Gross Profit. Gross profit increased 72% from $10.2 million in 1994 to $17.6 million in 1995 primarily as a result of the increase in revenues, while gross margin increased from 44.0% to 49.3%. Cost of equipment rentals, excluding depreciation, as a percentage of rental revenues decreased from 24.0% to 19.9% reflecting improved leveraging of costs associated with rental operations. Equipment rental depreciation as a percentage of equipment rental revenue was relatively unchanged. Sales gross margin increased from 22.0% to 26.7% primarily as a result of enhanced purchasing power due to larger volume purchases.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 85% from $3.2 million in 1994 to $5.9 million in 1995. As a percentage of total revenues, these expenses increased from 13.6% to 16.4%. These increases reflected the above-mentioned growth in the number of the Company's locations, including corporate level costs associated with managing a more geographically diverse group of locations. Additionally, expenditures related to enhancement of the Company's information systems contributed to the increase.

     Depreciation and Amortization. Depreciation and amortization, excluding rental equipment, increased 65% from $250,000 in 1994 to $412,000 in 1995. This increase related to the growth in the number of the Company's locations.

     Interest Expense. Interest expense increased 83% from $1.8 million in 1994 to $3.2 million in 1995. This increase was attributable to increased borrowings incurred to expand the Company's rental fleet at newly added locations, as well as existing locations.

     Income Taxes. Income tax expense increased 51% from $1.9 million in 1994 to $2.9 million in 1995 reflecting the increase in income before income taxes and minority interests. The Company's effective tax rate was 37.4% in 1994 compared to 35.7% in 1995. The decrease in the effective tax rate was due primarily to M&F Equipment, an S corporation which began operations in March 1995.

     Net Income. As a result of the foregoing, net income increased 52% from $2.5 million in 1994 to $3.8 million in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary uses of cash have been the funding of rental fleet equipment purchases and, to a lesser extent, start-up location costs and acquisitions. The Company has financed its cash requirements principally with secured bank borrowings and funds provided by operations. The Company reported cash and cash equivalents of $1.5 million at September 30, 1996 and $258,000 at December 31, 1995.

     During the nine months ended September 30, 1996, the Company's operating activities provided net cash flow of $9.9 million compared to $6.9 million for the corresponding period in the prior year. The increase was due to increased net income and the timing of cash flows related to operations. For the years ended December 31, 1994 and 1995, operating activities provided $4.7 million and $9.3 million of cash, respectively, also primarily attributable to net income and the timing of cash flows related to operations. Net cash provided by operating activities excludes proceeds from the sale of used rental equipment, which generated $5.5 million of cash in the nine months ended September 30, 1996 compared to $3.8 million for the corresponding period of 1995. This increase was primarily the result of growth in the Company's business.

     Investing activities used $18.9 million in the nine months ended September 30, 1996 compared to $16.5 million in the corresponding period of 1995. The increase was primarily attributable to increased rental fleet equipment purchases, for existing as well as newer locations. During the years ended December 31, 1994 and 1995, the Company reported net cash used in investing activities of $17.2 million and $25.8 million, respectively. In addition, the Company incurred other capital expenditures of $1.8 million in 1995, and $1.2 million and $1.1 million in the respective 1995 and 1996 nine-month periods. Such capital expenditures were primarily in connection with new locations.

     Financing activities provided $10.9 million for the nine months ended September 30, 1995 compared to $10.2 million for the nine months ended September 30, 1996. The source of the funds primarily was secured borrowings. Net cash provided by financing activities was $13.1 million and $15.7 million for the years ended December 31, 1994 and 1995, respectively. These funds also were generated primarily from secured borrowings.

     In addition to internally generated funds and bank borrowings, the Company has financed a limited amount of vehicles and equipment for its rental fleet through capital leases. The Company also incurred approximately $1.1 million of long-term financing in connection with the acquisition of an aircraft used by Company personnel in managing the Company's various locations.

     The Company, through the Operating Subsidiaries, has various sources of financing, all of which bear interest at rates which vary based upon changes in specified reference rates. Falconite Equipment has entered into a Revolving Credit and Term Loan Agreement with Citizens Bank & Trust Company of Paducah (the "Citizens Facility"). Falconite Equipment also finances individual equipment purchases through separate loans from Southwest Bank of St. Louis (the "Southwest Loans"). M&M Equipment has entered into credit facilities with Citicorp Del-Lease, Inc. (the "Citicorp Facility") and Deutsche Financial Services (the "Deutsche Facility").

     The Citizens Facility consists of a term loan, a swing line, a revolving line of credit and availability of letters of credit. At December 31, 1996, approximately $6.9 million was outstanding under the term loan, and the interest rate on such borrowing was 8.25%. The total amount of credit available under the revolving line is limited to the lesser of: (i) $13 million; or (ii) an amount determined pursuant to a formula based primarily on accounts receivable and inventory. The total amount available under the swing line is limited to the greater of: (i) $2 million; or (ii) a formula based primarily on accounts receivable and inventory. The Citizens Facility contains customary financial covenants regarding tangible net worth, debt ratios and debt coverage. The Citizens Facility also contains covenants and provisions that restrict, among other things, Falconite Equipment's ability to: (i) incur additional indebtedness; (ii) incur liens on its property; (iii) engage in certain sales or purchases of assets; (iv) declare or pay dividends (including dividends to the Company); (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) make investments; and (vii) engage in certain transactions with affiliates. The Citizens Facility restricts Falconite Equipment's capital expenditures (other than for the purchase of inventory) to $350,000 during each fiscal year, without the lender's consent. The Citizens Facility provides for certain customary events of default. Borrowings under the Citizens Facility are secured by all of the personal property of Falconite Equipment located in Kentucky and Tennessee. The obligations of Falconite Equipment under the Citizens Facility are guaranteed by Michael A. Falconite, Joseph A. Falconite and Betty L. Falconite. As of December 31, 1996, the principal amount outstanding under the Citizens Facility was $21.1 million, and the interest rate on such borrowings was 8.25%. As of December 31, 1996, an additional $747,000 was available to Falconite Equipment under the Citizens Facility.

     Since the acquisition of the 70% interest in Erzinger Equipment in 1993, Falconite Equipment has financed some of its equipment purchases through Southwest Bank of St. Louis. In general, Falconite Equipment enters into a separate and distinct Southwest loan with respect to each individual purchase of equipment. The obligations of Falconite Equipment under the Southwest Loans are secured by all of the personal property of Falconite Equipment located in Missouri and are guaranteed by Michael A. Falconite, Joseph A. Falconite and Betty L. Falconite. As of December 31, 1996, the aggregate principal amount outstanding under the Southwest Loans was $8.3 million, and the interest rate on the Southwest Loans was 8.75%.

     The Citicorp Facility is comprised of a revolving line of credit extended to M&M Equipment. The total amount of credit available under the Citicorp Facility is limited to a borrowing base equal to the lesser of (i) $9 million; or (ii) a formula based on accounts receivable, parts inventory and rental equipment inventory. The obligations of M&M Equipment under the Citicorp Facility are secured by all of the inventory of M&M Equipment. The Citicorp Facility has customary financial covenants regarding tangible net worth, debt ratios and debt coverage. The Citicorp Facility also contains covenants and provisions that restrict, among other things, M&M's ability to: (i) incur liens on its property; (ii) engage in certain sales of assets; (iii) merge or consolidate with or acquire another person or engage in other fundamental changes; and (iv) engage in certain transactions with affiliates. The Citicorp Facility restricts M&M's capital expenditures (other than for the purchase of inventory to replace inventory which has been sold) to $4.5 million during its 1996 fiscal year, without the lender's consent. The Citicorp Facility provides for certain customary events of default. At December 31, 1996, the principal amount outstanding under the Citicorp Facility was $9.0 million, and the interest rate on such borrowings was 8.4%. At December 31, 1996, no additional borrowings were available to M&M Equipment under the Citicorp Facility.

     The Deutsche Facility is comprised of a line of credit, which amount is determined in Deutsche's sole discretion, extended to M&M Equipment for the purchase of equipment from certain designated manufacturers. The obligations of M&M Equipment under the Deutsche Facility are secured by all of M&M Equipment's inventory and equipment manufactured by such designated manufacturers, including all accounts, rights, instruments and proceeds arising from such inventory and equipment. The Deutsche Facility has customary financial covenants and provisions regarding tangible net worth and debt ratios. The obligations of M&M Equipment under the Deutsche Facility are guaranteed by Falconite Equipment, Ralph W.

McCurry and Wanda R. McCurry. At December 31, 1996, the principal amount outstanding under the Deutsche Facility was $4.0 million, and the interest rate on such borrowings was 8.125%.

     The Company intends to apply approximately $     million of the net
proceeds received by it from the Offering to reduce outstanding bank borrowings, together with accrued interest thereon.

     After the Offering, the Company expects to have improved liquidity and capital resources due to the repayment of substantially all its debt. As part of its growth strategy, the Company is continually involved in the investigation and evaluation of new start-up locations and potential acquisitions. The Company expects to add one location in 1997 and eight locations in 1998. The Company's liquidity and capital resources have been and will continue to be significantly impacted by its growth strategy and operating strategy of offering a comprehensive selection of large, high revenue per unit equipment.

     The Company currently estimates that it will incur capital expenditures of approximately $41.6 million in 1996 ($22.4 million of which was expended through September 30, 1996) for rental fleet expansion. The Company's commitments for capital expenditures, at December 31, 1996, were $11.6 million. The Company expects to enter into short-term financing arrangements with its primary lenders for approximately $30 million to fund its equipment purchase requirements pending completion of the Offering. Such financing would be included in the borrowings to be repaid with the proceeds of the Offering. The Company currently estimates that it will incur cash outlays for capital expenditures for additions to its rental fleet of $56 million in 1997 and $67 million in 1998. The Company believes that internal cash flow from operations, together with the proceeds of the Offering and bank facilities expected to be available, will be sufficient to support its operations and capital requirements through 1998. However, if significant acquisition opportunities arise, the Company may need to seek additional capital to complete them. Such acquisitions could be financed through incurrence of additional indebtedness or issuance of common or preferred stock (which may be issued to third parties or to sellers of acquired businesses), depending on market conditions. Additional indebtedness would increase the Company's leverage and may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. However, there can be no assurance that the Company's business will generate sufficient cash flow or that future borrowings or additional capital, if and when required, will be available on terms acceptable to the Company, or at all.

     The Company has begun construction of a remanufacturing center in the Paducah, Kentucky area which is expected to be completed by the end of the third quarter of 1997. The Company estimates that the cost to construct and equip such facility will be approximately $2.0 million, which the Company expects to finance with internally generated funds and bank borrowings.

ENVIRONMENTAL

     The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Generators of hazardous substances and wastes may also be subject to liability for cleanup at facilities where its waste is or has been disposed. The Company has not, however, received any written or verbal notice from any government agency or third party of actual or threatened legal proceedings relating to environmental conditions at owned or leased properties or off-site waste disposal areas. In addition, the Company will likely incur additional compliance costs relating to the construction and operations at the proposed remanufacturing center. The Company believes that the impact of the cost of additional environmental compliance costs on cash flows will not be material since cash flows from operations and credit facilities are believed to provide sufficient financial resources to pay these costs.

COMMITMENTS TO PURCHASE EQUIPMENT

     As of December 31, 1996, the Company had commitments to purchase $11.6 million of equipment for its rental fleet, primarily for deployment at the Company's locations that were opened toward the end of 1996 and will be opened during 1997. Such purchases are expected to be financed through the proceeds of the Offering, bank borrowings and internally generated funds.

SEASONALITY

     Historically, the Company's revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in the Company's markets; the timing of start-up locations and acquisitions and related costs; the effectiveness of integrating start-up locations and acquired locations; the timing of fleet expansion capital expenditures; the realization of targeted equipment utilization rates; seasonal rental patterns of the Company's customers; weather; and price changes in response to competitive factors. In addition, operating results have reflected seasonal slowdowns during winter months.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS 121 in the first quarter of 1996 and the effect of adoption was not material.

     In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. SFAS 123 allows for a fair value based method of accounting for employee stock options and similar equity instruments. The Company intends to apply the recognition and measurement provisions of APB Opinion No. 25 to all employee stock options and similar equity instruments awarded after December 31, 1995.

INFLATION AND GENERAL ECONOMIC CONDITIONS

     Although the Company cannot accurately anticipate the effect of inflation on its operations, it does not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on its results of operations. The Company's operating results may be adversely affected by events or conditions in a particular region, such as regional economic downturns, weather and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity, while simultaneously resulting in higher interest payments by the Company under variable rate credit facilities.

                                    BUSINESS

GENERAL

     Falconite is a leading rental equipment company serving a diverse range of more than 5,000 active commercial customers from locations in nine southern and midwestern states. The Company's rental fleet includes over 3,000 units and consists primarily of large equipment, such as aerial work platforms, cranes and forklifts, as well as other industrial and construction equipment. The Company rents equipment on a daily, weekly and monthly basis and, occasionally, for periods of up to one year. The Company also is a distributor of new equipment for several leading manufacturers and sells used equipment from its rental fleet, in addition to complementary parts, supplies and accessories. The Company's customers operate in a wide range of industries, including commercial construction, chemical, petrochemical, pulp and paper, automotive and utilities.

     The Company focuses on renting large equipment, which generates high revenue per unit, and believes that it differentiates itself by seeking to offer the most comprehensive and well maintained fleet of such equipment in its market areas. Aerial work platforms, which include scissor lifts, boom lifts and personnel lifts, together with cranes and forklifts comprised approximately 90% of the Company's rental fleet as of September 30, 1996, based on original cost. The original per unit cost of such equipment ranges up to $1.2 million, with an average per unit cost of approximately $40,000 as of September 30, 1996. At such date, the Company's fleet had an average age of approximately 18 months and an original cost of $77.8 million.

     Falconite currently operates from 17 locations, eight of which were opened in November and December 1996, and plans to open one additional location during 1997. The Company tailors its equipment fleet at each location to meet the needs and preferences of the local customer base. The Company's locations are managed by experienced professionals who average approximately 15 years of service in the rental equipment industry, and who have knowledge of their local markets and substantial established customer contacts. The Company's products and services are marketed through a dedicated sales force consisting of approximately 70 individuals. Each location generally serves customers within a 100-mile radius and offers a broad selection of equipment for rental and sale, as well as repair and maintenance services.

     The Company has sought to position its product and service offerings to capitalize on the trend among businesses to outsource non-core operations. Outsourcing of equipment needs allows customers to more efficiently deploy capital, substitute variable costs for fixed costs, eliminate maintenance and storage costs associated with equipment ownership and ensure access to new and modern equipment. The Company believes that this trend has created significant growth opportunities in the equipment rental industry. The industry, which is highly fragmented, generated revenues estimated at $15 billion in 1995, with the largest 100 companies accounting for approximately 20% of such amount, according to published reports.

     From 1993 to 1995, the Company's revenues increased at a compound annual rate of 86.2%, from $10.3 million to $35.7 million, while its operating income increased at a compound annual rate of 89.2%, from $3.2 million to $11.3 million. The Company believes it can continue its growth in revenue and income by pursuing the following business and growth strategies:

BUSINESS STRATEGIES

     - Focus on Large, High Revenue Per Unit Equipment. The Company focuses on renting large equipment, which generates higher revenue per unit than smaller, less costly equipment. The Company's average per unit rental revenue was approximately $12,300 in 1995. The Company believes this focus allows it to favorably leverage its overhead costs over a larger stream of rental revenue per unit. In addition, the Company believes that there is strong demand for renting this larger equipment because it enables customers to avoid the significant capital investments required to purchase such equipment, as well as ongoing expenses for maintenance, repair and storage.

     - Operate as an Efficient Low Cost Provider. As a distributor with high volume purchases of equipment in its primary product categories, Falconite is able to acquire a significant portion of its equipment directly from manufacturers at wholesale prices. This purchasing power enhances the Company's ability to offer competitive rental rates and resell its used equipment at favorable margins. Moreover, the Company's focus on large equipment with high revenue per unit has enabled it to operate more efficiently and with a lower level of staffing than that required by other equipment rental companies that have lower revenue per unit fleets.

     - Serve Diverse Commercial Customer Base. Falconite primarily serves commercial customers that operate in a wide variety of commercial construction and industrial sectors. By serving commercial accounts, the Company is able to provide large equipment and maximize its revenue per customer. Also, by serving a well diversified base of customers, the Company is able to reduce its dependence on a single industry. In addition, Falconite is not dependent on a single large customer, with no customer accounting for more than 2% of Falconite's revenues in 1995 or 1996. Falconite provides its products and services to companies such as Amoco Corporation, Brown & Root, Inc., Champion Papers, Inc., Chrysler Corporation, Fluor Daniel, Inc. and the Tennessee Valley Authority.

     - Offer Superior Products and Customer Service. The Company attracts new customers and retains existing customers by offering: (i) a comprehensive selection of aerial work platforms, cranes and forklifts, which in many cases is not available from its competitors in the Company's market areas; (ii) timely delivery of rental equipment seven days a week, generally within 24 hours, through its own radio-dispatched fleet; (iii) high quality equipment from leading manufacturers including JLG, Genie, Manitex, Broderson, Gehl and Lull;
(iv) well maintained and modern equipment, which as of September 30, 1996, had an average age of approximately 18 months; (v) on-site maintenance and repair services available 24 hours a day; and (vi) equipment safety and training programs.

GROWTH STRATEGIES

     - Expand Through New Locations. The Company intends to expand by opening new locations in selected markets. In 1997, the Company plans to focus on the growth and development of the eight locations opened in November and December 1996, of which five were start-up and three were acquired locations. The Company also intends to open one additional location during 1997 and eight additional locations in 1998. The Company generally establishes new locations in markets contiguous to its existing markets, which has allowed it to rent equipment into these markets prior to opening a new location. As a result, the Company gains valuable customer and market information, builds name recognition among its customer base in new markets and facilitates the opening of new locations with a significant initial base of business.

     - Pursue Selected Acquisitions. The Company intends to selectively pursue acquisitions of rental equipment companies located in its current markets, as well as in other markets perceived to offer favorable business potential. The equipment rental industry is highly fragmented and consists primarily of a large number of relatively small independent businesses serving local markets. Five of the Company's locations were obtained through acquisitions since 1993. The Company believes that there are significant opportunities for larger, well-capitalized companies such as Falconite to grow through the acquisition of other rental equipment companies.

     - Expand Relationships With Existing Customer Base. The Company seeks to broaden the selection of lighter equipment and complementary products and services provided to existing customers. For example, the Company cross-sells products such as safety equipment and small tools to its rental customers. The Company believes that this strategy will enhance its ability to leverage its customer relationships, and thereby increase revenues without significant incremental operating expenses.

     - Establish New Equipment Remanufacturing Center. The Company has begun construction of an equipment remanufacturing center scheduled to be completed during the third quarter of 1997. This facility will enhance the Company's ability to perform major repair and maintenance operations and ensure that Falconite's rental fleet remains in top condition. Management anticipates that the center will increase resale profit margins by maximizing the value of the used equipment the Company sells from its rental fleet. The Company also expects that the center will provide an additional source of revenue by allowing Falconite to perform repair and rebuild services for third party equipment owners.

INDUSTRY OVERVIEW

     The equipment rental industry is comprised of a large number of companies, ranging in size from large national and regional companies to small, independent operators with a single location. Equipment rented includes a wide variety of items used in commercial construction, industrial and homeowner markets. According to published estimates, rental revenues increased from approximately $13 billion in 1993 to $15 billion in 1995.

     The Company believes that various aspects of the rental equipment industry offer significant opportunities for growth. For example, the Company has sought to position its product and service offerings to capitalize on the trend of many businesses to outsource non-core operations in order to more efficiently deploy capital and eliminate maintenance, repair and storage costs associated with equipment ownership.

     Although historically many rental equipment customers utilized rented equipment for special needs (for example, adding capacity at peak periods) there has been a trend for equipment users to rely on rentals on a more regular basis due to economic advantages and convenience. According to recent surveys conducted by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option from less than 5% in 1995 to 8% in 1996.

     The Company believes that its industry offers significant growth opportunities for large, well-capitalized operators. Relative to smaller companies with only one or a few rental locations, the Company believes that larger operators, such as Falconite, benefit from several competitive advantages, including access to capital, volume purchasing, professional management, the ability to transfer equipment among rental locations to satisfy customer demand, the ability to service major accounts and brand identity. The Company believes that the operations of smaller acquired operations are enhanced by implementation of the Company's business strategies, including availability of a larger and more comprehensive product line. According to the Rental Equipment Register ("RER"), estimated 1995 rental revenues of the top 100 rental equipment companies increased by 22% to $2.5 billion in 1995 compared to 1994 rental revenues. Notwithstanding such trend, published reports indicate that the largest 100 companies accounted only for approximately 20% of the estimated total industry rental revenues. See "-- Competition."

PRODUCTS

     Falconite focuses on renting large, high revenue per unit equipment, including aerial work platforms, cranes and forklifts. The Company also is a distributor of new equipment on behalf of several leading manufacturers. The balance of Falconite's revenues are derived from the sale of used equipment from its rental fleet, as well as complementary parts, supplies, accessories and service. The following table sets forth the respective contributions of these sources of revenue in 1994 and 1995 and the nine months ended September 30, 1996.

                                                                YEARS ENDED DECEMBER 31,
                                                       -------------------------------------------      NINE MONTHS ENDED
                                                              1994                    1995             SEPTEMBER 30, 1996
                                                       -------------------     -------------------     -------------------
                                                       AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                                       -------     -------     -------     -------     -------     -------
Equipment rentals....................................  $14,387       61.9%     $23,395       65.6%     $24,130       68.9%
New equipment sales..................................   2,716        11.7       4,393        12.3       3,004         8.6
Rental equipment sales...............................   4,606        19.8       5,448        15.3       5,490        15.7
Sales of parts, supplies and equipment...............     495         2.1         979         2.7         964         2.8
Service and other revenues...........................   1,045         4.5       1,446         4.1       1,418         4.0
                                                       -------      -----      -------      -----      -------      -----
        Total........................................  $23,249      100.0%     $35,661      100.0%     $35,006      100.0%
                                                       =======      =====      =======      =====      =======      =====


     Rental Equipment. The Company focuses on renting large equipment, which generates high revenue per unit, and believes it differentiates itself by seeking to offer the most comprehensive and well maintained fleet of such equipment in its market areas. The Company's rental equipment fleet consists of more than 3,000 units. Aerial work platforms, cranes and forklifts accounted for 54%, 22% and 14%, respectively, of the original cost of the Company's fleet as of September 30, 1996. The Company tailors the product mix at each of its rental locations to satisfy the needs and preferences of the local customer base. Falconite seeks to maintain a modern and efficient rental fleet through ongoing capital investment in new rental equipment and the regular sale of used rental equipment. In addition, the Company believes its preventive maintenance programs extend the useful life of its rental equipment and result in favorable resale margins. The Company offers a variety of rental terms and conditions to its customers, renting its equipment on a daily, weekly or monthly basis and, occasionally, for periods of up to one year. Generally, Falconite's industrial customers tend to rent for longer periods of time than construction customers. The Company also provides maintenance, repair and support services to customers, including in many cases, service at the customer's job site, available 24 hours per day. The following table sets forth the primary types of equipment rented by the Company.

              AERIAL WORK PLATFORMS                             CRANES
    -----------------------------------------  -----------------------------------------
    - Scissor lifts (13' to 50')               - Industrial cranes (2.5 to 15 tons)
         -- Rough terrain                      - Boom truck cranes (12 to 30 tons)
         -- Electric                           - Rough terrain cranes (15 to 80 tons)
         -- Four-wheel drive                   - Hydraulic truck cranes (15 to 175 tons)
         -- Dual fuel
                                               OTHER INDUSTRIAL AND CONSTRUCTION
    - Boom lifts (30' to 150')                 EQUIPMENT
         -- Rough terrain                      - Skid steer loaders
         -- Electric                           - Backhoes
         -- Four-wheel drive                   - Bulldozers
         -- Dual fuel                          - Track loaders
    - Personnel lifts                          - Air compressors
                                               - Light towers
    FORKLIFTS                                  - Welders
    - Industrial forklifts (1 to 17.5 tons)    - Generators
    - Rough terrain forklifts (3 to 5 tons)    - Concrete equipment
                                               - Compaction equipment

     Sales of New Equipment. The Company is a distributor of new equipment on behalf of several leading manufacturers, including Genie Industries, Snorkel Economy, JLG, SkyJack, Strato-Lift, Manitex Crane, Broderson Crane, Komatsu Forklift, Lull, Sky Trak, Gehl Equipment, Atlas-Copco and Sullivan. Falconite believes that its new equipment distribution relationships, together with the volume of its equipment purchases, help it to achieve favorable pricing and terms on its rental fleet equipment purchases, and enhance equipment resale margins. Sales of new equipment offer flexibility to the customer and also provide the Company with expanded relationships and visibility with its customers.

     The Company has distributor agreements with various manufacturers. Certain of such agreements provide the Company exclusive territories while others are non-exclusive. The distributorship agreements are terminable at will by either party after notice periods ranging from 30 to 90 days. The Company's new locations generally do not become designated by leading manufacturers as new equipment distributorships for periods of six to 12 months after opening. Although to date all the Company's locations have been so designated, there can be no assurance that future locations will be designated new equipment distributorships.

     Sales of Used Equipment. Falconite sells used equipment to optimize the size and composition of its rental fleet in response to market conditions and to maintain the quality and condition of its fleet. Management attempts to balance the objective of obtaining acceptable prices from used equipment sales against the potential revenues from equipment rentals. Management also is able to adjust and balance the rate of used equipment sales and new equipment purchases to deal with changing economic conditions and thereby minimize the short-term adverse effects of declines in economic activity. Since the beginning of 1994, the Company has received an average of approximately 90% of the original cost of equipment upon resale. The Company attributes this recovery rate primarily to:
(i) price inflation in the new equipment market; (ii) its concentration on larger, heavy equipment which tends to have relatively long economic lives;
(iii) its ability to opportunistically resell equipment at relatively early stages in the equipment's life; (iv) the favorable pricing terms that the Company enjoys as a distributor; and (v) its ongoing preventive maintenance program, which significantly increases the remaining useful life of its equipment at the time of resale. The Company resells used equipment directly to end users and dealers through its sales force or through brokers.

     Sales of Complementary Parts, Supplies and Accessories. The Company also sells parts, supplies and accessories, including, at selected locations, safety equipment and small hand tools as a complement to its equipment rental and sale business. These items tend to be used by rental customers in conjunction with activities utilizing rental equipment, including plant shutdowns and maintenance, and represent opportunities for the Company to leverage its customer relationships to expand revenues without significantly increasing operating expenses.

     Other Services. Falconite also offers repair and maintenance services to its customers that own equipment and generates revenues from damage waiver charges, delivery charges and warranty income.

FLEET MANAGEMENT AND INFORMATION SYSTEMS

     The Company seeks to manage its rental fleet to optimize the return on its investment in rental equipment. Each of the Company's locations are connected via a network to all other locations within its Operating Subsidiary. The systems enable employees to locate a specific item throughout the region and determine the status of that item (that is, whether it is currently rented to a customer, undergoing maintenance or available for delivery). Once identified, the employee can reserve equipment for a customer and schedule delivery, typically within 24 hours, to the job site via the Company's radio-dispatched fleet.

     Management continuously interacts with branch managers to monitor equipment utilization and indicated demand at each location in order to ascertain and react to trends and imbalances between supply and demand for equipment. The Company seeks to optimize utilization in terms of dollar return on invested capital, based upon the experience and industry knowledge of its branch-level and corporate personnel.

     Falconite's custom-configured information systems are used by management to track the Company's rental fleet. The Company's management is able to access information regarding financial performance, fleet utilization, sales and pricing on a real-time basis. Capabilities made available by the systems include price and sales trends by location, region, salesperson, customer and equipment category, fleet utilization by individual asset or asset class, maintenance history and financial and operating results by location and region. The systems enable the Company to track each item of rental equipment in its fleet on a real time basis and assess, among other information, each item's current location, its availability, maintenance history and rental rate. The Company also believes that its information systems are an integral component in its ability to manage new locations to ensure that the proper levels of inventory are maintained.

     Effective January 1997, the Company began the process of consolidating the separate management and accounting information systems previously utilized by the Operating Subsidiaries. Management expects that this consolidation will enhance its ability to coordinate the operations of the Company's locations, particularly in light of the Company's recent and planned growth.

PLANNED REMANUFACTURING CENTER

     The Company has begun construction of a 45,000 square foot equipment remanufacturing facility in the Paducah, Kentucky area, which is scheduled to be completed before the end of the third quarter of 1997. This facility will enhance the Company's ability to perform major repair and maintenance operations and ensure that its rental fleet remains in top condition. Management anticipates that the center will increase resale profit margins by maximizing the value of the used equipment that the Company sells from its rental fleet. The Company also expects that the center will provide an additional source of revenue by allowing Falconite to perform repair and rebuild services for third party equipment owners, which should enhance the appeal of Falconite as a new equipment distributor.

     The Company expects that the remanufacturing center will require an investment of approximately $2.0 million to construct and equip. The plans call for a design incorporating four production lines to simultaneously refurbish equipment to like new condition by replacing the mechanical and electrical systems and repainting the exterior.

CUSTOMERS

     Falconite's customers predominantly consist of commercial accounts and represent a wide variety of industries, including commercial construction, chemical, petrochemical, pulp and paper, automotive and utilities. Serving a number of different industries enables the Company to reduce its dependence on a single industry. In 1996, the Company rented equipment to approximately 5,000 customers, with no one customer accounting for more than 2% of the Company's total revenues, and the ten largest customers representing less than 10% of total revenues. The composition of Falconite's customer base varies widely by location and is determined by several factors, including the business composition of the local economy. The Company believes the loss of any one customer would not have a material adverse effect on the Company's business.

     The Company's customer base can be separated into two broad categories: (i) customers using equipment for industrial and manufacturing applications, including the operating companies themselves and mechanical and electrical contractors utilizing the equipment for projects involving industrial and manufacturing facilities; and (ii) commercial construction companies and contractors. During the first nine months of 1996, the Company estimates that approximately 50% of revenues were derived from industrial customers with approximately 50% from construction customers.

     Industrial. The Company has benefited from the growing trend among large industrial corporations to outsource many non-core components of their business, as well as heightened safety and environmental standards that require additional maintenance for compliance. Falconite's industrial customers typically use equipment rented from the Company to construct, install, maintain and repair major industrial and manufacturing facilities. Many maintenance and repair projects tend to be less sensitive to economic conditions than other types of rental applications since they generally are not considered discretionary. Plant maintenance engagements often involve plant shutdowns and may require the use of equipment 24 hours per day during this period. In addition to routine maintenance, booms and aerial work platforms are also used by companies for routine safety inspections of their equipment. The Company's industrial customers in this category include facilities operated by Amoco Corporation, The Boeing Company, Boise Cascade Corporation, Champion Papers, Inc., Chrysler Corporation, Monsanto Company, Raytheon Company and the Tennessee Valley Authority, among others.

     Commercial Construction. Falconite's commercial construction customers include national and regional contractors and subcontractors involved in commercial construction projects, such as shopping centers, apartment and office buildings, bridges, highways and manufacturing facilities. Falconite's equipment is used in each phase of a commercial construction project, and includes backhoes used for digging, compaction equipment used for compacting earth, trowels used for laying concrete, and welding machines, booms, cranes and lifts used in the construction of structures. Although the commercial construction market is cyclical on a regional basis, Falconite believes its geographic diversity makes it less sensitive to downturns in any one region. The Company's commercial construction customers include J.S. Alberici Construction Co., Inc., Bechtel Corporation, Brown & Root, Inc. and Fluor Daniel, Inc., among others.

SALES AND MARKETING

     The Company markets its products and services primarily through an experienced sales force consisting of approximately 70 individuals, of which approximately 35 are field-based and the balance are store-based. The field-based sales force calls regularly on contractors' job sites and industrial facilities with the objectives of building strong business relationships and ensuring that such customers' rental needs are fulfilled. The store-based sales force handles telephone inquiries and assists customers at each rental location to select the proper equipment to meet their rental needs. Falconite's sales force is knowledgeable about all of the Company's products and services, including the rental of equipment, sales of new and used equipment and the sale of various parts, supplies and accessories. Members of the Company's sales force are provided with various training programs, including in-house training by supplier representatives regarding the operating features, safety procedures and maintenance requirements of new equipment. This training enables the sales force to develop extensive product knowledge and refine their customer service skills. Salespeople are provided the opportunity to earn commission on each sale of new or used equipment that they generate.

     The Company promotes its products and services through direct mail and advertising. Falconite primarily advertises in regional industry publications, local newspapers and the yellow pages in the markets it serves. The Company supplements its sales and marketing activities through participation in industry trade shows and conferences. In addition to its principal marketing methods, the Company has introduced an Internet web page (http://www.falconite.com) that describes the Company's locations, product lines and used equipment available for sale, as well as allows customers to order equipment.

LOCATIONS

     Falconite currently has 17 locations, eight of which were opened in November and December 1996. The following table sets forth each of the Company's locations, the date each location was opened or acquired and whether such location was a start-up or an acquisition.

                                                                               ACQUISITION OR
                                                              DATE OPENED         START-UP
                           LOCATION                           OR ACQUIRED         LOCATION
    -------------------------------------------------------  -------------     --------------
    Paducah, Kentucky......................................  January 1981      Start-up
    Huntsville, Alabama....................................  January 1991      Start-up
    St. Louis, Missouri....................................  October 1993      Acquisition
    Mobile, Alabama........................................  February 1994     Start-up
    Nashville, Tennessee...................................  December 1994     Start-up
    Birmingham, Alabama....................................  April 1995        Start-up
    Knoxville, Tennessee...................................  April 1995        Start-up
    Memphis, Tennessee.....................................  November 1995     Start-up
    Calvert City, Kentucky.................................  December 1995     Acquisition
    Tallahassee, Florida...................................  November 1996     Acquisition
    Atlanta, Georgia.......................................  December 1996     Start-up
    Baton Rouge, Louisiana.................................  December 1996     Start-up
    Clarksville, Tennessee.................................  December 1996     Acquisition
    Columbus, Mississippi..................................  December 1996     Start-up
    Fort Campbell, Kentucky................................  December 1996     Acquisition
    Fort Wayne, Indiana....................................  December 1996     Start-up
    South Bend, Indiana....................................  December 1996     Start-up

     The Company plans to open one additional location during 1997 and eight additional locations in 1998. Management continually investigates and evaluates potential location sites. Site selection is based upon a number of factors, including: local industrial and construction business activity levels; re-rent activity (instances where Falconite rented equipment to another rental company for rental to the end user); site specific characteristics such as visibility, accessibility and proximity to industrial and commercial customers; and competition in the area. New location openings will depend upon, among other things, locating satisfactory sites, negotiating favorable property acquisition or lease terms, completing any needed improvements to facilities and obtaining any necessary governmental approvals and permits. The Company expects that it will continue to staff key management, sales and service positions at the new locations with experienced equipment industry personnel, many of whom have worked at existing Company facilities prior to being assigned to the new location. See "Risk Factors -- Risks Relating to Growth Strategy."

     The Company's senior management is actively involved in selecting markets for new locations, making arrangements for necessary facilities, recruiting key personnel and developing the new location's business plan, including determining the rental equipment mix to be provided at such location. While the Company expects that new units will continue to build business during approximately the first 24 months after opening, the Company considers a unit to be fully operational when managerial, sales and technical personnel are in place and the location offers a full complement of rental equipment.

     The Company incurs capital expenditures of approximately $3.0 million for the initial complement of rental equipment at each start-up location. Rental equipment assigned to a new location may increase to as much as $7.0 million over the first 12 months the location is open depending upon demand, local market conditions, proximity to other Company locations and the rate of penetration. In addition to the rental equipment investment, new locations require various delivery and service trucks, computer systems, service equipment and working capital requiring aggregate investments of $300,000 to $350,000 per location.

     Each of Falconite's locations offers a broad selection of equipment for rental and sale, as well as equipment repair and maintenance services. However, the Company tailors the product mix at each location to meet the needs and preferences of the local customer base. Each location generally serves customers within a 100-mile radius. The Company regularly transfers equipment among locations to maximize utilization of the fleet and provide a high level of service to customers.

     The Company's rental locations are generally situated in industrial, commercial or mixed-use zones. These locations range from approximately 3,500 to 22,000 square feet, consisting of a customer showroom, an equipment service area and storage facilities. One of the Company's rental locations is owned, and the remaining locations are leased with terms expiring from 1997 to 2001. Most of the leases with unrelated parties include renewal options. In certain instances, the Company's rental locations are leased from entities in which the Company's principal shareholders have an interest. See "Certain Transactions."

     The Company employs a tiered approach to adding new locations. Under this approach, the Company analyzes the suitability of markets for larger facilities with a broad line of rental equipment and full maintenance capability versus smaller facilities that could profitably service the trade area with a more limited selection and maintenance capability. In this way, the Company seeks to adapt its presence to individual markets to optimize profitability.

COMPETITION

     The equipment rental industry is highly competitive. The Company's competitors include: large national companies (such as Hertz Equipment Rental Corporation, Prime Service, Inc., Rental Service Corporation and BET Plant Services U.S.A.); regional competitors which operate in one or a few states; small, independent businesses with one or two rental locations; and equipment manufacturers and dealers who rent equipment directly to customers, as well as sell equipment to them. Certain of the Company's competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. Existing or future competitors also may seek to compete with the Company for acquisition candidates, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. In addition, such competitors may also compete with the Company for start-up locations, thereby limiting the number of attractive locations for expansion.

     The Company believes that it competes primarily on the basis of equipment selection and availability, delivery time, product quality, equipment condition, customer service and price. The Company believes it competes favorably by offering customers: (i) a comprehensive selection of aerial work platforms, cranes and forklifts; (ii) timely delivery of equipment seven days a week, generally within 24 hours, through its own radio-dispatched fleet; (iii) high quality equipment from leading manufacturers; (iv) well maintained, modern equipment; (v) on-site maintenance and repair; and (vi) competitive rental rates. Relative to smaller companies with only one or a few rental locations, the Company believes that larger operators such as Falconite benefit from several competitive advantages, including access to capital, volume purchasing, professional management, the ability to transfer equipment among rental locations to satisfy customer demand and substantial maintenance and repair capabilities.

GOVERNMENT AND ENVIRONMENTAL REGULATION

     The Company and its operations are subject to a variety of federal, state and local laws and regulations governing, among other things, worker safety, air emissions, water discharge, operation of its delivery fleet and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with its start-up and acquired locations, the Company may obtain Phase I environmental assessment reports prepared by independent environmental consultants. A Phase I assessment consists of a site visit, historical record review, interviews and report, with the purpose of identifying potential environmental conditions associated with the subject real estate. There can be no assurance, however, that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits.

     The Company dispenses petroleum products from above-ground storage tanks located at certain rental locations that it owns or leases. The Company seeks to minimize the potential for leaks and spills, maintain records and regularly test and monitor tanks. There can be no assurance, however, that these tanks have been or will remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company also uses hazardous materials such as solvents and paints to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as motor oil, radiator fluid and solvents, which it disposes of using licensed disposal firms. However, the Company could be liable under various federal, state and local laws for environmental contamination at facilities where its waste is or has been disposed. The Company believes that it currently conducts its operations in material compliance with all applicable laws and regulations. Compliance by the Company with applicable environmental laws has not had a material adverse effect on the Company's financial condition or competitive position to date.

TRADE NAMES

     The Operating Subsidiaries currently do business under the name Falconite, Inc., in Kentucky, Tennessee, Missouri, Indiana and surrounding areas, and under the name M&M Equipment, Inc., in Alabama, Georgia, Mississippi, Louisiana and Florida and surrounding areas. The Company believes that the Operating Subsidiaries have established reputations for quality and service for these trade names in their respective regions.

EMPLOYEES

     At December 31, 1996, the Company and its subsidiaries employed 224 full time employees, including 69 salespeople, 140 operational employees and 15 corporate and management employees.

     Approximately ten of the Company's employees at its St. Louis, Missouri facility are covered by a collective bargaining agreement between the Company and the Construction, Building Material, Ice and Coal, Laundry, and Dry Cleaning, Meat and Food Products Drivers, Helpers, Warehousemen, Yardmen, Salesmen and Allied Workers, Local Union No. 682, Affiliated with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America ("Teamsters") which expires April 30, 1998. Approximately five of the Company's employees at its Paducah, Kentucky facility are covered by a collective bargaining agreement between the Company and the Teamsters Local Union No. 181 which expires March, 1998.

     The Company has also entered into collective bargaining agreements for part-time, casual labor with the International Union of Operating Engineers Local 513-C AFL-CIO (for the St. Louis facility) and the International Union of Operating Engineers Local 181 AFL-CIO (for the Paducah, Kentucky facility). The agreements with Local 513-C and Local 181 expire April 30, 1997 and June 30, 1998, respectively.

     The Company believes that the foregoing collective bargaining agreements will be renewed on terms acceptable to the Company, at or about the time of their expiration. The Company's management considers its relations with its employees, including those covered by collective bargaining agreements, to be good.

LEGAL PROCEEDINGS

     The Company and its subsidiaries are parties to various lawsuits and are involved in various other legal matters, in most cases involving ordinary and routine claims incidental to the business of the Company. Apart from claims for employment-related injuries that the Company believes to be adequately covered by worker's compensation insurance, all but one of these claims is being defended by the Company's general liability insurer. The ultimate legal and financial liability of the Company with respect to its pending litigation matters cannot be estimated with certainty, but the Company believes, based on its examination of those matters, any ultimate liability will not have a material adverse effect on either the business or the financial condition of the Company. See "Risk Factors -- Liability and Insurance."

     The Company has received notifications from the Illinois Department of Revenue and the Tennessee Department of Revenue asserting certain deficiencies in sales and use taxes. The Illinois Department of Revenue has asserted deficiencies for use taxes approximating $520,000 plus interest and penalties arising out of the rental of equipment to customers within such state from July 1991 to May 1995. The Tennessee Department of Revenue has asserted deficiencies for sales tax of approximately $325,000 plus interest and penalties arising out of the rental of equipment to customers within such state from 1991 to the present. The Company is contesting such alleged deficiencies and believes that the ultimate resolution thereof will not have a material adverse effect on the Company's financial condition or results of operations after consideration of accrued expenses recognized in connection with such potential liabilities.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information as of the date of this Prospectus with respect to the directors and executive officers of the Company:

             NAME                AGE                    TITLE
------------------------------   ---    --------------------------------------
Joseph A. Falconite...........   76     Chairman of the Board
Michael A. Falconite..........   40     President, Chief Executive Officer and
                                        Director
Ralph W. McCurry..............   45     Executive Vice President and Director
Kevin S. Pugh.................   37     Vice President, Chief Financial
                                        Officer, Secretary and Director
J. David Melber...............   29     Vice President -- Operations and
                                        Director
Bruce A. Wilcox...............   30     Controller

     Messrs. Melber and Pugh serve as directors with terms expiring in 1998; Mr. Joseph A. Falconite serves as a director with a term expiring in 1999; and Messrs. Michael Falconite and McCurry serve as directors with terms expiring in 2000. Officers serve at the pleasure of the Board of Directors.

     The principal occupations and positions for the past five years and, in certain cases prior years, of the directors and executive officers named above are as follows:

     Joseph A. Falconite -- Mr. Falconite founded Falconite Equipment in 1957 and served as its President and Chief Executive Officer until his retirement in 1989. He has served as Chairman of the Board since the incorporation of the Company in December 1996. Joseph A. Falconite is Michael A. Falconite's father.

     Michael A. Falconite -- Mr. Falconite has served as the President and Chief Executive Officer of Falconite Equipment since 1990 and as President, Chief Executive Officer and a director of the Company since December 1996. Mr. Falconite joined Falconite Equipment in 1970 and, during his 26 years with Falconite Equipment, has held virtually every operational position in the Company.

     Ralph W. McCurry -- Mr. McCurry has been engaged in the equipment rental business since 1986 and has served as the President of M&M Equipment since its formation in 1991. He has served as Executive Vice President and a director of the Company since December 1996.

     Kevin S. Pugh -- Mr. Pugh has served as Vice President, Chief Financial Officer and a director of the Company since December 1996. Prior to such time, he was Vice President of Finance and Operations of Matweld, Inc., a hydraulic tool manufacturing company in Paducah, Kentucky, from March 1995 to November 1996, and as Treasurer and Chief Financial Officer of Computer Services, Inc., a data processing firm in Paducah, Kentucky, from August 1988 to March 1995.

     J. David Melber -- Mr. Melber has served as Vice President -- Operations and a director of the Company since December 1996. Mr. Melber has served in various capacities of increasing responsibility at Falconite Equipment since October 1990.

     Bruce A. Wilcox -- Mr. Wilcox has served as Controller of the Company since December 1996. For approximately four years prior to such time he was associated with Williams, Williams and Lentz, a public accounting firm in Paducah, Kentucky, as an audit manager. Prior to such time, Mr. Wilcox was Assistant Controller of Surgical Care Affiliates, Inc., a health care provider in Nashville, Tennessee, from September 1992 to March 1993 and, prior thereto, was a senior auditor for Deloitte & Touche for approximately four years.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. Following the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"), to be comprised of at least two independent directors, to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. Following the Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"), to be comprised of at least two independent directors, to establish remuneration levels for executive officers of the Company and implementation of the Falconite, Inc. Long Term Incentive Plan and any other incentive programs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company and the Operating Subsidiaries have not had a compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by the Operating Subsidiaries' Boards of Directors. Other than Michael A. Falconite and Ralph W. McCurry there are no officers or employees of the Company who participated in deliberations concerning such compensation matters.

DIRECTOR COMPENSATION

     Directors who are not also employees of the Company will be paid $1,000 per board or committee meeting attended. In addition, each of the directors who is not also an employee of the Company (an "Eligible Director") will participate in the Directors Plan. The Directors Plan provides for the granting of non-qualified stock options to Eligible Directors. Under the Directors Plan, each person who is an Eligible Director will receive options to acquire 5,000 shares of Common Stock at the commencement of service as a director of the Company, and, on the first business day following each date of the Company's annual meeting of shareholders after the first full year of service as an Eligible Director, will be granted options to acquire 2,000 shares of Common Stock. The Directors Plan otherwise does not establish a limit on the aggregate number of options that may be granted thereunder. Options granted pursuant to the Directors Plan entitle the director to purchase Common Stock at a price equal to the Fair Market Value (as defined in the Directors Plan) on the date of grant. Except for transfers to certain immediate family members and entities controlled by them, the option by its terms is not transferable by the director except by will or the laws of descent and distribution. Except in the case of such permitted transferees, the option is exercisable during the director's lifetime solely by the director. Each option is immediately exercisable as to any or all shares and may be exercised at any time or from time to time. Options that are outstanding and unexercised at the time the holder ceases to be a director of the Company for any reason terminate on the first to occur of the expiration date of the option or the expiration of 24 months after the date the holder ceases to be a director, subject to extension by the Board of Directors. Unless exercised or terminated sooner, each option expires on the tenth anniversary of the date of grant.

LIMITATIONS ON LIABILITY

     The Company's Articles of Incorporation provide that a director of the Company will not be personally liable to the Company or its shareholders for breach of fiduciary duties as a director, except in the case of: (i) a breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) a violation of Section 8.65 of the Illinois Act (relating to the improper distribution of corporate assets); or (iv) any transaction from which the director derived an improper personal benefit.

     The Articles of Incorporation also provide that, subject to certain exceptions, the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director, executive officer, employee or agent of the Company or any subsidiary, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim by reason of the fact that such person is or was serving in such capacity. Such provisions have no effect on any non-monetary remedies that may be available to the Company or its shareholders, nor does it relieve the Company or its officers, directors or agents from compliance with federal or state securities laws. The Company has obtained director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

EXECUTIVE COMPENSATION

     Summary Compensation Table

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 (salary and bonus) (the "Named Executive Officers") for all services rendered in all capacities to the Company during the year ended December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                                 --------------------------         ALL OTHER
          NAME AND PRINCIPAL POSITION            SALARY($)         BONUS($)      COMPENSATION($)
                                                 ---------         --------      ---------------
Michael A. Falconite(1)
  President and Chief Executive Officer........   $254,220(2)      $425,000          $73,173(3)
Ralph W. McCurry(1)
  Executive Vice President.....................    130,000          210,000           79,023(3)(4)
J. David Melber
  Vice President -- Operations.................    117,760           46,059            --

------------------------------
(1) Effective January 1, 1997, the base annual salary of Michael A. Falconite and Ralph W. McCurry will be $250,000 and $215,000, respectively, subject to periodic adjustment by the Board of Directors.

(2) Includes $60,000 in management fees paid by Erzinger Equipment and M&M Equipment, which were discontinued in December 1996 upon completion of the Combination.

(3) Represents amounts received from various equipment manufacturers pursuant to equipment rebate programs. All future payments from manufacturers will be paid to the Company.

(4) Includes $5,850 in matching contributions to M&M Equipment's Section 401(k) Savings Plan.

LONG TERM INCENTIVE PLAN

     In December 1996, the Board of Directors and shareholders of the Company approved the Plan. The purpose of the Plan is to encourage certain employees of the Company to acquire shares of Common Stock or to receive payments based on the value of Common Stock or upon achieving certain goals on a basis mutually advantageous to such employees and the Company and thus provide an incentive for continuation of the efforts of employees for the success of the Company and for continuity of employment. The Plan is administered by the Board or a committee appointed by the Board of Directors (in either case, the "Committee") and provides that participants under the Plan may be eligible to receive: (i) stock options ("Stock Options"); (ii) stock appreciation rights ("SARs"); (iii) restricted shares of Common Stock of the Company ("Restricted Stock"); and (iv) performance awards ("Performance Awards"). The Committee has the full authority and discretion, subject to the terms of the Plan, to determine those individuals who are eligible to be granted awards under the Plan and the terms of each
award. A total of           shares of Common Stock are reserved for issuance
under the Plan, subject to adjustment in the event of any change in the outstanding shares of the Company by reason of stock dividend, stock split, reorganization, sale, merger, consolidation or other similar occurrence affecting shareholders of the Company generally. As of December 31, 1996, no options were outstanding.

     Stock Options granted under the Plan shall entitle the holder thereof to purchase shares of Common Stock at the "Base Price" established therefor by the Committee. The Plan provides for the granting of Stock Options which qualify as incentive stock options, as well as the granting of non-qualified stock options. The Base Price for incentive stock options shall not be less than the "Fair Market Value" (as defined in the Plan)
of Common Stock at the time of the grant. Under the Plan, no individual may be
awarded more than           shares in the form of Stock Options. In addition,
for any employee, the aggregate Fair Market Value of Common Stock subject to incentive stock options pursuant to the Plan or any other stock option plan of the Company that are exercisable for the first time in any calendar year may not exceed $100,000.

     A SAR gives to the holder thereof a right to receive, at the time of surrender, cash or Common Stock or a combination thereof equal in value to the difference between the Fair Market Value of Common Stock at the date of surrender of the SAR and the "Base Price" established by the Committee therefor at the time of grant. The Base Price established on any SAR shall not be less than the Fair Market Value of Common Stock on the date of the grant of the SAR. The Committee may impose any limitation that it may determine in its discretion on the maximum amount of appreciation to be paid pursuant thereto. The term of a SAR shall be established by the Committee, but in no event shall its term exceed ten years from the date of grant.

     The Committee may issue shares of Restricted Stock to an employee at a purchase price, if any, determined by the Committee. Such Restricted Stock may be subject to forfeiture or repurchase in the event of the termination of employment within a specified period, or in the event any other conditions specified by the Committee at the time of grant are not subsequently met. During the period of restriction, holders of Restricted Stock shall be entitled to receive and retain all dividends and other distributions made in respect of such stock and to vote such stock without limitations.

     The Committee may grant Performance Awards which may consist of shares of Common Stock, monetary units or a combination thereof in the event that certain performance goals established by the Committee are achieved during periods determined by the Committee (not to exceed five years from the date of grant). The goals established by the Committee shall be based upon one or more financial measures of the Company. In the event the goal is not achieved at the conclusion of the designated performance period, no payment shall be made to the participant.

     In the event of a "Change of Control" (as defined in the Plan), the following shall occur, unless the Board of Directors acts to waive such provisions: (a) Stock Options, if not otherwise exercisable, become immediately exercisable; (b) unexercised Stock Options automatically include a SAR feature for a period of six months and seven days after the date of Change of Control, which is in addition to any SAR separately granted in connection with such Stock Option; (c) SARs become, if not otherwise then surrenderable, immediately surrenderable; (d) Performance Awards are deemed earned to the fullest extent scheduled in the award; and (e) restrictions lapse on Restricted Stock already earned, and such Restricted Stock becomes immediately vested.

     The Plan is to remain in effect until: (a) the Board terminates the Plan; or (b) December 30, 2006, whichever shall first occur. The Board at any time may terminate and, from time to time, may amend or modify its terms; provided, however, that no such action of the Board may, without the approval of the shareholders of the Company: (a) increase the total amount of stock or increase the amount and type of awards that may be issued under the Plan; (b) change the provisions of the Plan regarding the minimum price, if any, of awards; or (c) change the class of employees entitled to participate in the Plan.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's capital stock outstanding immediately prior to the Offering and as adjusted to reflect the sale of Common Stock offered hereby by:
(i) each person known by the Company to own beneficially 5% or more of any class of the Company's voting securities; (ii) each director and Named Executive Officer of the Company; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, each shareholder listed below has informed the Company that such shareholder has sole voting and investment power with respect to such shareholder's shares of stock (except to the extent that authority is shared by spouses under applicable law) and record and beneficial ownership with respect to such shareholder's shares of stock.

                                                                                        PERCENT OF CLASS
                                                                                      ---------------------
                                                                                      PRIOR TO      AFTER
                NAME AND ADDRESS                  SHARES BENEFICIALLY OWNED(1)(2)     OFFERING     OFFERING
------------------------------------------------  -------------------------------     --------     --------
Joseph A. Falconite(3)(4).......................
Michael A. Falconite(3)(5)......................
Ralph W. McCurry(3)(6)..........................
J. David Melber.................................
All directors and executive officers as a group
  (6 persons)...................................

------------------------------

 *  Less than 1.0%.

(1) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified shareholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such shareholder, but are not deemed to be outstanding as to any other person.

(2) For purposes of this table, information as to shares of Common Stock assumes: (i) the persons in the table do not purchase shares in the Offering; and (ii) no exercise of the Underwriters' over-allotment option.

(3) See "Underwriting" for information with respect to options granted by Joseph
    A. Falconite and Michael A. Falconite pursuant to respective revocable trusts established by them, Mr. McCurry and Falconite Investments, L.P., a Colorado limited partnership of which Michael A. Falconite's revocable trust is the managing general partner ("Falconite Investments"), to the
    Underwriters to purchase up to           shares to cover over-allotments, if
    any. If such option is exercised in full, Joseph Falconite would own
              shares (     % of the shares to be outstanding after the
    Offering), Michael Falconite would own           shares (     % of the
    shares to be outstanding after the Offering), Mr. McCurry would own
              shares (     % of the shares to be outstanding after the Offering)
    and all directors and officers as a group would own           shares (     %
    of the shares to be outstanding after the Offering).

(4) Such shares are held by the Joseph A. Falconite Revocable Trust of which Joseph A. Falconite is the trustee and has sole voting and investment power.

(5) Includes (i)           shares held by the Michael A. Falconite Revocable
    Trust of which Michael A. Falconite is the trustee and has sole voting and
    investment power and (ii)           shares held by Falconite Investments.

(6) Includes           shares held by the Ralph W. McCurry Children's Trust of
    which Mr. McCurry's spouse is the trustee and has sole voting and investment power.

                              CERTAIN TRANSACTIONS

LEASES AND SALES TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     The Company historically has leased certain properties from companies owned or controlled by shareholders of the Company. The Company leases its facilities in Nashville and Memphis, Tennessee and Calvert City, Kentucky, as well as storage property in Paducah, Kentucky, from F&F Leasing, a Kentucky partnership ("F&F"), of which each of Michael A. Falconite and Joseph A. Falconite own 50% of the interests. Such leases are for five-year terms expiring from May 2000 to August 2001 and provide for monthly rental payments ranging from $2,500 to $10,000. During 1994, 1995 and 1996, the Company paid F&F an aggregate of $0, $61,000 and $182,000, respectively, under such leases. The Company has guaranteed borrowings by F&F to acquire and improve these properties, which borrowings currently are in the amount of $1.8 million.

     The Company leases its facility in St. Louis, Missouri from E.F. Leasing, Inc., a Kentucky corporation ("E&F"), of which Michael A. Falconite is the sole shareholder. The current lease between the parties provides for a five-year term expiring in December 2000 and rental payments of $17,500 per month. During 1994, 1995 and 1996, the Company paid E&F an aggregate of $0, $27,121 and $187,795, respectively, under such lease.

     The Company leases its facilities in Huntsville and Birmingham, Alabama from M&F Investments, L.L.C., an Alabama limited liability company ("M&F"), of which Michael A. Falconite and Ralph W. McCurry each own 50% of the interests. Such leases are for terms ranging from one to three years, expiring from February 1997 to December 1998, and provide for monthly rental payments ranging from $3,500 to $6,325. During 1994, 1995 and 1996, the Company paid M&F an aggregate of $0, $6,000 and $83,000, respectively, under such leases.

     In January 1996, the Company entered into a Sale Agreement with M&F pursuant to which the Company sold the property it currently leases in Huntsville, Alabama to M&F. M&F paid the Company $423,465 in connection with the purchase of this property.

     The Company currently anticipates that upon completion of the Offering, leases with respect to new locations will be entered into with only unrelated third parties. In addition, from time to time, the Company will evaluate the advisability of renewing existing leases with related parties or acquiring the properties subject to such leases. Any such renewals or acquisitions would be at amounts determined to approximate the fair market value of such properties.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS TO THE COMPANY

     Certain of the directors and executive officers of the Company and companies owned or controlled by such individuals were indebted to the Company for varying amounts during the last three fiscal years. Michael A. Falconite's largest aggregate indebtedness outstanding during such period equalled $252,126, and the amount of such indebtedness outstanding on December 31, 1994, 1995 and 1996 was $0, $0 and $76,692, respectively. This indebtedness was not evidenced by a written instrument and did not require the payment of any interest by Mr. Falconite.

     The Company has loaned M&F various amounts during the last three years. The largest aggregate indebtedness outstanding during such period equalled $125,000, while no amounts were outstanding on December 31, 1994, 1995 and 1996. The rate of interest paid on this indebtedness was 6% per annum.

     The Company has loaned F&F various amounts during the last three years. The largest amount of indebtedness outstanding during such period equalled $177,880 and the amount of indebtedness outstanding on December 31, 1994, 1995 and 1996 was $32,000, $32,000 and $0, respectively. This indebtedness does not bear interest.

     The Company does not expect to loan any additional amounts to affiliated parties in the future.

INDEBTEDNESS OF THE COMPANY TO DIRECTOR

     In connection with the purchase by the Company of certain equipment from Joseph A. Falconite, the Company executed separate installment notes bearing interest at prime plus one-half percent. The largest amount of indebtedness to Mr. Falconite during such period equalled $488,251 and the amount of indebtedness outstanding on December 31, 1994, 1995 and 1996 was $201,210, $142,709 and $56,683, respectively.

     The Company does not anticipate that it will enter into any financing transactions with affiliated parties in the future.

OTHER TRANSACTIONS

     From January 1, 1994 to December 31, 1996, an aggregate of $12,600 and $111,400 was paid to Joseph A. Falconite and Michael A. Falconite, respectively, for management services rendered to the Company. This arrangement was terminated as of December 31, 1996.

     Falconite Equipment and a trust for the benefit of the descendants of Joseph A. Falconite (the "Trust") are parties to an agreement whereby Falconite Equipment pays the premiums on a split-dollar life insurance policy insuring the lives of Joseph A. and Betty L. Falconite. The Trust reimburses Falconite Equipment for a portion of each year's premiums. The unreimbursed portion of each premium payment constitutes an account receivable from the Trust to Falconite Equipment, which receivable will be paid by the Trust no later than a reasonable time following the death of the survivor of the insured. During the years ended December 31, 1994, 1995 and 1996, Falconite Equipment paid premiums of $140,425, $140,425 and $50,632, respectively. As of December 31, 1996, the receivable to Falconite Equipment equalled $331,482.

     In connection with the Combination, the Company granted the then-existing shareholders of the Company certain registration rights under the Securities Act at the expense of the Company. See "Shares Eligible for Future
Sale -- Registration Rights."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Articles of Incorporation authorizes 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of December 31, 1996, no shares of Preferred Stock and shares of Common Stock were issued and outstanding, and shares of Common Stock were issuable upon exercise of outstanding options. As of December 31, 1996, there were ten record holders of the Company's Common Stock.

     The discussion below describes the capital stock of the Company as it will exist upon the closing of the Offering. The discussion below does not purport to be complete, and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Board of Directors of the Company, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock. Each share of Common Stock is entitled to one vote at all meetings of shareholders of the Company for the election of directors and all other matters submitted to shareholder vote. There are no cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that may be designated and issued by the Company in the future. Subject to any restrictions contained in preferred stock issued by the Company, if any, and to restriction imposed by certain debt agreements of the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available assets of the Company. The Common Stock has no preemptive or similar rights. There are no redemption or sinking fund provisions applicable to the Common

Stock. Holders of Common Stock are not liable to further call or assessment by the Company. Upon any liquidation, dissolution or winding up of the Company, after payment of the debts and other liabilities of the Company and subject to the rights of holders of shares of preferred stock, if any, holders of Common Stock are entitled to share pro rata in any distribution to the shareholders. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and sold, fully paid and nonassessable.

     Prior to the date of this Prospectus, there has been no public trading market for the Common Stock. Subject to notice of issuance, the Common Stock offered hereby has been approved for quotation and trading on the Nasdaq National Market under the symbol "FCNT."

PREFERRED STOCK

     The Company's Board of Directors, without the approval of the holders of the Common Stock is authorized to fix the number of shares of any series of preferred stock and to designate for issuance up to 1,000,000 shares of preferred stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including, without limitation, voting rights) as the Board of Directors may from time to time determine. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions, may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred stock dividends. Issuance of shares of preferred stock may also have the effect of preventing or delaying a change in control of the Company without further action by the shareholders and could make removal of present management of the Company more difficult.

ILLINOIS LAW AND LIMITATIONS ON CHANGES IN CONTROL

     Section 11.75 of the Illinois Act prevents an "interested shareholder" (defined in Section 11.75, generally, as a person owning 15% or more of a corporation's outstanding voting shares) from engaging in a "business combination" with a publicly-held Illinois corporation for three years following the date upon which such person became an interested shareholder unless: (i) before such person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the same time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee shares plans that do not provide employee participants with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date upon which such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a special meeting of shareholders (not by written consent) by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the corporation not owned by the interested shareholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. Section 11.75 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     The Company's Bylaws will generally require at least 60 days' advance notice of any action to be proposed at a meeting of shareholders and see forth other specific procedures that a shareholder must follow. There are also specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board. In addition, the Company's Bylaws provide that a special meeting of the Company's shareholders may only be called by certain officers of the Company or by the Board of Directors; no such meeting may be called by shareholders. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is
                    .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have           shares of
Common Stock outstanding. All of the shares sold in the Offering will be freely tradeable by persons other than affiliates of the Company. Shares held by affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement, dated as of December 31, 1996, the Company has granted to all of the Company's shareholders prior to the Offering certain "demand" and "piggyback" registration rights with respect to Common Stock owned by such shareholders as of such date. Pursuant to such Registration Rights Agreement, after the expiration of 180 days following the completion of the Offering the holders of a majority of the Common Stock outstanding prior to the Offering have the right, subject to certain conditions, to require the Company to effect registration of their shares of Common Stock under the Securities Act. In addition, subject to certain conditions, after the expiration of 180 days following the completion of the Offering such holders have the rights to request on that the Company include their shares of Common Stock in any public offering of shares of its capital stock under the Securities Act (other than with respect to a registration with respect to (i) Common Stock to be offered and sold by the Company pursuant to an employee benefit plan, or
(ii) Common Stock for the purpose of consummating any acquisition by the Company).

     Upon the completion of the Offering, there will be           shares of
Common Stock subject to either demand or piggyback registration rights pursuant to the Registration Rights Agreement. The Company is required to bear substantially all fees, costs and expenses of all such registrations (except for underwriting discounts or commissions), including the reasonable fees and disbursements of one counsel for all holders of Common Stock subject to such registration rights.

     The Company has reserved an aggregate of           shares of Common Stock
for issuance pursuant to the Plan. As of the date hereof, the Company has issued
options to purchase an aggregate of           shares of Common Stock under the
Plan. In addition, pursuant to the Directors Plan upon the completion of the Offering the non-employee directors of the Company will receive options to purchase 5,000 shares of Common Stock, and will receive additional option grants with respect to an additional 2,000 shares in each year thereafter in which they remain as a director, excluding the year in which they first became a director. Following the Offering the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares to be issued upon exercise of options granted pursuant to the Plan and the Directors Plan. To the extent not held by affiliates or subject to a lock-up agreement, shares of Common Stock issued under the Plan after the effective date of the registration statement covering the Plan and the Directors Plan will be available for sale in the public market without restriction. See "Management -- Long Term Incentive Plan" and "Management -- Director Compensation."

RULE 144

     In general, Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate or who has beneficially owned shares that are issued and sold in reliance upon certain exemptions from registration under the Securities Act ("Restricted Shares") for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (beginning on the 91st day immediately after the Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company. If a proposed amendment to Rule 144 is adopted, the two- and three-year holding period requirement described above would be reduced to one and two years, respectively. The Company, each of the Company's executive officers and directors and certain shareholders have agreed, subject to certain exceptions in relation to the Company, that they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any other securities convertible into or exercisable or exchangeable for Common Stock, or in any other manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock, or to cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. See "Underwriting."

     Prior to the Offering, there has been no public market for the shares of Common Stock, and no predictions can be made as to the effect that the sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the
"Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and William Blair & Company, L.L.C. are acting as representatives (the "Representatives") have severally agreed to purchase from the Company shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                 UNDERWRITERS                          NUMBER OF SHARES
        -------------------------------------------------------------- ----------------
        Donaldson, Lufkin & Jenrette Securities Corporation...........
        William Blair & Company, L.L.C................................

                                                                             -------
        Total.........................................................
                                                                             =======

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed
$          per
share. The Underwriters may allow, and such dealers may re-allow, discounts not
in excess of $          per share to any other Underwriter and certain other
dealers.

     The Selling Shareholders have granted to the Underwriters an option to
purchase up to an aggregate of           additional shares of Common Stock, at
the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions solely to cover over-allotments. Such option may be exercised at any time within 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth above.

     Subject to certain exceptions, the Company and certain shareholders have agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any other manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock, or to cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days from the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     The Representatives have advised the Company that the Underwriters will not confirm sales of Common Stock to any accounts over which they exercise discretionary authority without the prior specific written approval of the transaction by the customer.

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active market for the Common Stock will develop or be sustained or that the market price of the Common Stock after the Offering will equal or exceed the initial public offering price set forth on the cover page of this Prospectus. The initial public offering price will be determined by negotiations between the Company and the Underwriters. Among the factors to be considered in determining the initial public offering price will be the history of, and prospects for, the Company and the equipment rental industry generally, an assessment of the Company's management, its past and present operations and financial performance, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering, and the market prices of and demand for publicly traded common stock of comparable companies in recent periods. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "FCNT."

     No action has been taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of Common Stock offered pursuant to the Offering in any jurisdiction where action for that purpose is required, other than the United States. The distribution of this Prospectus and the offering or sale of Common Stock offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the Common Stock may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Such restrictions may be set out in applicable Prospectus supplements. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any applicable restrictions. This Prospectus does not constitute an offer of, or an invitation to subscribe for purchase, any shares of Common Stock and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.

     No underwriter may offer or sell and, prior to the date six months after the latest closing date, offer or sell any Common Stock in the United Kingdom by means of any document other than to persons whose ordinary activity is to acquire, hold, manage or dispose of securities or debentures, whether as principal or agent, for purposes of their business or otherwise in circumstances that do not constitute an offer to the public within the meaning of the public offers of Securities Regulations 1996. Each underwriter will (i) comply with all applicable provisions of The Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (ii) only issue or pass on in the

United Kingdom any document received by it in connection with the issue of the common stock to any person of a kind described in Article II(3) of The Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or to any person to whom the document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Thompson Coburn, St. Louis, Missouri. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The combined financial statements of the Company as of December 31, 1995 and September 30, 1996 and for each of the years in the two-year period ended December 31, 1995 and for the nine months ended September 30, 1996 appearing in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and have been so included upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement may be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. This World Wide Web site can be accessed at http://www.sec.gov.

     The Company will issue annual reports and quarterly reports containing unaudited financial information to its shareholders for the first three quarters of each year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles and a report of its independent public accountants with respect to the examination of such financial statements.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................   F-2
Combined Balance Sheets as of December 31, 1995 and September 30, 1996................   F-3
Combined Statements of Operations for the years ended December 31, 1994 and 1995 and
  the nine months ended September 30, 1995 (unaudited) and 1996.......................   F-4
Combined Statements of Shareholders' Equity for the years ended December 31, 1994 and
  1995 and the nine months ended September 30, 1996...................................   F-5
Combined Statements of Cash Flows for the years ended December 31, 1994 and 1995 and
  the nine months ended September 30, 1995 (unaudited) and 1996.......................   F-6
Notes to Combined Financial Statements................................................   F-7

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]
                              St. Louis, Missouri

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Falconite, Inc.:

     We have audited the accompanying combined balance sheets of Falconite, Inc. (the Company) as of December 31, 1995 and September 30, 1996, and the related combined statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Falconite, Inc. as of December 31, 1995 and September 30, 1996 and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                /s/ KPMG PEAT MARWICK LLP
                                            ------------------------------------

December 20, 1996, except for note 7 as it relates to debt covenant waivers for which the date is January 16, 1997

                                FALCONITE, INC.

                            COMBINED BALANCE SHEETS

                                                                       DECEMBER       SEPTEMBER
                                                                          31,            30,
                                                                         1995           1996
                                                                      -----------    -----------
                               ASSETS
Cash and cash equivalents............................................ $   258,000    $ 1,499,000
Trade accounts receivable, less allowance for doubtful accounts of
  $20,000 and $234,000 at December 31, 1995 and September 30, 1996,
  respectively.......................................................   5,944,000      7,851,000
Due from affiliated companies and related parties....................     313,000        430,000
Income taxes receivable..............................................          --        107,000
Inventories..........................................................     416,000        911,000
Rental equipment, principally machinery, at cost less accumulated depreciation of $8,184,000 and $11,745,000 as of December 31, 1995
  and September 30, 1996, respectively...............................  52,574,000     66,051,000
Operating property and equipment, net................................   4,079,000      4,172,000
Excess of cost over net assets of purchased businesses, less
  accumulated amortization...........................................     202,000        415,000
Prepaid and other assets, at cost less accumulated amortization......     367,000      1,235,000
                                                                      -----------    -----------
                                                                      $64,153,000    $82,671,000
                                                                      ===========    ===========
                LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable............................................... $ 1,811,000    $ 2,962,000
Income taxes payable.................................................      16,000        373,000
Accrued expenses.....................................................     299,000        470,000
Accrued interest payable.............................................     129,000        141,000
Revolving lines of credit............................................  11,362,000     21,139,000
Obligations under capital leases.....................................   3,088,000      1,776,000
Term debt............................................................  28,726,000     31,380,000
Deferred income taxes................................................   5,395,000      6,965,000
Due to affiliated companies and related parties......................     361,000        129,000
Other liabilities....................................................      78,000        120,000
                                                                      -----------    -----------
          Total liabilities..........................................  51,265,000     65,455,000
                                                                      -----------    -----------
Minority interests...................................................   2,548,000      3,137,000
Commitments and contingencies
Shareholders' equity:
  Common stock, Falconite, Inc. (operating company), $10 par value.
     Authorized 25,000 shares; issued and outstanding 13,000
     shares..........................................................     130,000        130,000
  Common stock, M&M Properties, Inc., $1 par value. Authorized,
     issued, and outstanding 1,000 shares............................       1,000          1,000
  Common stock, McCurry and Falconite Equipment Company, Inc., $1 par value. Authorized 10,000 shares; issued and outstanding 1,000
     shares..........................................................       1,000          1,000
  Additional paid-in capital.........................................      87,000         87,000
  Retained earnings..................................................  10,121,000     13,860,000
                                                                      -----------    -----------
          Total shareholders' equity.................................  10,340,000     14,079,000
                                                                      -----------    -----------
                                                                      $64,153,000    $82,671,000
                                                                      ===========    ===========

            See accompanying notes to combined financial statements.

                                FALCONITE, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                             NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31             SEPTEMBER 30
                                           --------------------------    --------------------------
                                              1994           1995                          1996
                                           -----------    -----------       1995        -----------
                                                                         -----------
                                                                         (UNAUDITED)
Revenues:
  Equipment rentals....................... $14,387,000    $23,395,000    $16,685,000    $24,130,000
  New equipment sales.....................   2,716,000      4,393,000      3,366,000      3,004,000
  Rental equipment sales..................   4,606,000      5,448,000      3,390,000      5,490,000
  Sales of parts, supplies, and
     equipment............................     495,000        979,000        554,000        964,000
  Service revenues and other income.......   1,045,000      1,446,000      1,270,000      1,418,000
                                           -----------    -----------    -----------    -----------
          Total revenues..................  23,249,000     35,661,000     25,265,000     35,006,000
                                           -----------    -----------    -----------    -----------
Cost of revenues:
  Cost of equipment rentals, excluding
     equipment rental depreciation........   3,446,000      4,651,000      3,386,000      4,909,000
  Equipment rental depreciation...........   2,660,000      4,437,000      3,332,000      4,705,000
  Cost of new equipment sales.............   2,431,000      3,651,000      2,794,000      2,509,000
  Cost of rental equipment sales..........   3,905,000      4,332,000      2,584,000      4,438,000
  Costs of sales of parts, supplies,
     equipment, and other services........     578,000      1,014,000        824,000      1,145,000
                                           -----------    -----------    -----------    -----------
          Total cost of revenues..........  13,020,000     18,085,000     12,920,000     17,706,000
                                           -----------    -----------    -----------    -----------
          Gross profit....................  10,229,000     17,576,000     12,345,000     17,300,000
Selling, general, and administrative
  expenses................................   3,163,000      5,858,000      3,960,000      6,381,000
Depreciation and amortization, excluding
  equipment rental depreciation...........     250,000        412,000        375,000        596,000
                                           -----------    -----------    -----------    -----------
          Operating income................   6,816,000     11,306,000      8,010,000     10,323,000
                                           -----------    -----------    -----------    -----------
Other income (expense):
  Interest income.........................      25,000         41,000         32,000         28,000
  Interest expense........................  (1,759,000)    (3,213,000)    (2,163,000)    (3,142,000)
  Other, net..............................      48,000        (40,000)        62,000        149,000
                                           -----------    -----------    -----------    -----------
                                            (1,686,000)    (3,212,000)    (2,069,000)    (2,965,000)
                                           -----------    -----------    -----------    -----------
          Income before income taxes and
            minority interests............   5,130,000      8,094,000      5,941,000      7,358,000
Income taxes..............................   1,919,000      2,893,000      2,104,000      2,145,000
Minority interests........................     725,000      1,429,000      1,100,000      1,359,000
                                           -----------    -----------    -----------    -----------
          Net income...................... $ 2,486,000    $ 3,772,000    $ 2,737,000    $ 3,854,000
                                           ===========    ===========    ===========    ===========
Pro forma net income data:
  Net income as reported..................   2,486,000      3,772,000      2,737,000      3,854,000
  Pro forma adjustment to income taxes....          --        124,000         94,000        557,000
                                           -----------    -----------    -----------    -----------
  Pro forma net income.................... $ 2,486,000    $ 3,648,000    $ 2,643,000    $ 3,297,000
                                           ===========    ===========    ===========    ===========

            See accompanying notes to combined financial statements.

                                FALCONITE, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                              COMMON STOCK      ADDITIONAL                     TOTAL
                                            -----------------    PAID-IN      RETAINED     SHAREHOLDERS'
                                            SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                            ------   --------   ----------   -----------   -------------
Balances at December 31, 1993.............  14,000   $131,000    $ 87,000    $ 4,023,000    $  4,241,000
Net income................................      --         --          --      2,486,000       2,486,000
                                            ------   --------   ----------   -----------   -------------
Balances at December 31, 1994.............  14,000    131,000      87,000      6,509,000       6,727,000
Common stock issued by McCurry and
  Falconite Equipment Company, Inc. ......   1,000      1,000          --             --           1,000
Net income................................      --         --          --      3,772,000       3,772,000
Capital distribution to shareholder of
  McCurry and Falconite Equipment Company,
  Inc. ...................................      --         --          --       (160,000)       (160,000)
                                            ------   --------   ----------   -----------   -------------
Balances at December 31, 1995.............  15,000    132,000      87,000     10,121,000      10,340,000
Net income................................      --         --          --      3,854,000       3,854,000
Capital distribution to shareholder of
  McCurry and Falconite Equipment Company,
  Inc. ...................................      --         --          --       (115,000)       (115,000)
                                            ------   --------   ----------   -----------   -------------
Balances at September 30, 1996............  15,000   $132,000    $ 87,000    $13,860,000    $ 14,079,000
                                            ======   ========     =======     ==========      ==========

            See accompanying notes to combined financial statements.

                                FALCONITE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                         NINE MONTHS ENDED SEPTEMBER
                                                           YEARS ENDED DECEMBER 31                    30
                                                         ----------------------------    ----------------------------
                                                             1994            1995            1995            1996
                                                         ------------    ------------    ------------    ------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income............................................ $  2,486,000    $  3,772,000    $  2,737,000    $  3,854,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.......................    2,910,000       4,849,000       3,741,000       5,301,000
    Minority interests..................................      725,000       1,429,000       1,100,000       1,359,000
    Provision for losses on trade accounts receivable...      120,000         323,000           2,000         587,000
    Provision for deferred income taxes.................    1,272,000       2,308,000       1,466,000       1,570,000
    Net gain on sale of rental equipment and operating
       property and equipment...........................     (701,000)       (987,000)       (673,000)       (613,000)
    Changes in operating assets and liabilities, net of
       effect of business acquisitions:
       Trade accounts receivable........................   (1,819,000)     (2,302,000)     (1,144,000)     (2,494,000)
       Due from affiliated companies and related
         parties........................................     (143,000)       (173,000)       (312,000)       (117,000)
       Income taxes receivable..........................           --              --              --        (107,000)
       Inventories......................................     (410,000)        226,000         268,000        (495,000)
       Prepaid and other assets.........................     (311,000)        (89,000)        (65,000)       (418,000)
       Trade accounts payable, accrued expenses, and
         accrued interest payable.......................      523,000         245,000        (173,000)      1,334,000
       Income taxes payable.............................      111,000        (274,000)       (174,000)        357,000
       Due to affiliated companies and related
         parties........................................      (15,000)        (97,000)        (74,000)       (232,000)
       Other liabilities................................           --          64,000         167,000          42,000
                                                         ------------    ------------    ------------    ------------
         Net cash provided by operating activities......    4,748,000       9,294,000       6,866,000       9,928,000
                                                         ------------    ------------    ------------    ------------
Cash flows from investing activities:
  Acquisitions of rental operations, net of cash
    acquired............................................           --        (451,000)             --        (868,000)
  Proceeds from sales of rental equipment and operating
    assets..............................................    4,606,000       5,622,000       3,844,000       5,519,000
  Capital expenditures for rental equipment.............  (21,840,000)    (29,100,000)    (19,068,000)    (22,417,000)
  Capital expenditures for operating property and
    equipment...........................................           --      (1,829,000)     (1,243,000)     (1,099,000)
                                                         ------------    ------------    ------------    ------------
         Net cash used in investing activities..........  (17,234,000)    (25,758,000)    (16,467,000)    (18,865,000)
                                                         ------------    ------------    ------------    ------------
Cash flows from financing activities:
  Net borrowings under revolving lines of credit........    2,735,000       7,899,000         989,000       9,777,000
  Proceeds from issuance of term debt...................   30,924,000      33,261,000      21,474,000      17,413,000
  Principal payments on term debt.......................  (20,577,000)    (25,190,000)    (11,559,000)    (16,782,000)
  Proceeds from issuance of common stock................           --           1,000           1,000              --
  Capital distributions to shareholder..................           --        (160,000)             --        (115,000)
  Capital distributions to minority interest............           --        (160,000)             --        (115,000)
                                                         ------------    ------------    ------------    ------------
         Net cash provided by financing activities......   13,082,000      15,651,000      10,905,000      10,178,000
                                                         ------------    ------------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents..................................      596,000        (813,000)      1,304,000       1,241,000
Cash and cash equivalents at beginning of period........      475,000       1,071,000       1,071,000         258,000
                                                         ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period.............. $  1,071,000    $    258,000    $  2,375,000    $  1,499,000
                                                         ============    ============    ============    ============
Supplemental cash flow disclosures:
  Cash paid for:
    Interest............................................ $  1,671,000    $  3,227,000    $  2,193,000    $  3,130,000
    Income taxes........................................      539,000         912,000         812,000         218,000
Noncash financing activities -- the purchase of property
  and equipment with capital leases.....................      326,000       1,119,000       2,381,000         261,000
Reduction in term debt due to sale of property..........           --       1,123,000              --              --
Term debt entered into for purchases of businesses, and
  covenants -- not-to-compete...........................           --         150,000              --         450,000

            See accompanying notes to combined financial statements.

                                FALCONITE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Principles of Combination

     The combined financial statements of Falconite, Inc. include the financial statements of Falconite, Inc., the operating company (Falconite), and its subsidiary, Erzinger Equipment Co. (Erzinger). In addition, the combined financial statements include the Company's affiliates M & M Properties, Inc., d/b/a M & M Equipment Company (M&M), and a subchapter S corporation, McCurry and Falconite Equipment Company, Inc. (M&F Equipment). All significant intercompany balances and transactions have been eliminated in the combined financial statements. The combined entities are referred to, collectively, as the Company.

     In January 1990, M&M was formed by two shareholders of Falconite and an outside party. M&M is considered an entity under common control as the controlling shareholders of Falconite own 51% of M&M. The combined financial statements for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 reflect the 49% minority interest.

     In October 1993, Falconite acquired a 70% ownership of Erzinger. Subsequently, on September 10, 1996, Falconite acquired the remaining 30% of Erzinger. Accordingly, the minority interest is reflected for the years ended December 31, 1994 and 1995 and through September 10, 1996. As of September 30, 1996 and for the period September 10, 1996 through September 30, 1996, Erzinger is accounted for as a wholly owned subsidiary of Falconite.

     In March 1995, a stockholder of Falconite and the minority shareholder of M&M created a subchapter S corporation, M&F Equipment. M&F Equipment has been operated as a branch of M&M since inception. The combined financial statements reflect the operations of M&F Equipment since inception and reflect the minority shareholder's interest in M&F Equipment.

     The combined balance sheets are presented in an unclassified format, as management believes it more accurately reflects its operations and presents its financial position on a basis comparable to other companies in its industry.

  (b) Description of Business

     The Company is engaged primarily in a single-industry segment -- the rental, sales, and service of cranes, other lift equipment, and smaller equipment ranging from pumps, generators to larger equipment such as backhoes, and forklifts. The Company's operations are based in Paducah, Kentucky; Madison, Alabama; and St. Louis, Missouri. During 1995, the Company opened additional branches in Nashville, Knoxville, and Memphis, Tennessee. The Company also began operations in 1995 in Calvert City, Kentucky, through the purchase of a small tool and equipment rental company.

  (c) Cash Equivalents

     For purposes of the combined statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (d) Inventories

     Inventories consist of parts and supplies and equipment held for sale. Inventories are stated at cost. Cost is determined using the first-in, first-out method.

                                FALCONITE, INC.

  (e) Rental Equipment and Operating Property and Equipment

     Rental equipment and operating property and equipment are stated at cost. Rental equipment and operating property and equipment under capital leases are stated at the present value of minimum lease payments at inception of the lease.

     Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Within the combined financial statements, M&M's rental equipment is assigned a salvage value of 25% of its original acquisition costs, whereas Falconite does not provide for a salvage value on rental equipment. Equipment held under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset. Amortization of assets under capital leases is included in depreciation expense. Depreciation expense is computed over the following useful lives in years:

                                                                         FALCONITE     M&M
                                                                         ---------     ---
    Rental equipment:
      Cranes...........................................................   10-15        10
      Lift equipment...................................................    10          10
      Other heavy equipment............................................     7          7
      Miscellaneous....................................................    3-5         5-7
    Operating equipment:
      Buildings........................................................    45          --
      Other buildings and leasehold improvements.......................   20-40        39
      Vehicles.........................................................     5          5
      Furniture and fixtures...........................................     5          5-7
      Computer equipment...............................................     3          5-7

     Rental equipment acquired subsequent to January 1, 1997 will be depreciated using the straight-line method, after giving effect to an estimated salvage value, as follows:

                         TYPE OF EQUIPMENT                         USEFUL LIFE    SALVAGE VALUE
    ------------------------------------------------------------   -----------    -------------
    Large (28 tons and greater) cranes..........................     15 years          25%
    Small (less than 28 tons) cranes............................     10 years          10%
    Large lifts.................................................     10 years          10%
    Small lifts.................................................      7 years          10%
    Forklifts...................................................      7 years          10%
    Dirt moving.................................................      7 years          10%
    Other small equipment.......................................      5 years          10%
    Vehicles and trailers.......................................      5 years           --

     Equipment reported under the classification of "rental equipment," although primarily utilized within the rental aspect of the operations, is available for sale in the ordinary course of business.

  (f) Excess of Cost Over Net Assets of Purchased Businesses

     The excess of cost over net assets of purchased businesses (goodwill) is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected future operating cash flows on a discounted basis.

                                FALCONITE, INC.

  (g) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Use of Estimates

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (i) Concentrations of Risks

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high quality financial institutions in amounts that from time to time exceed federally insured limits. No losses have been incurred on such deposits.

     The Company's customers are primarily concentrated in the construction and manufacturing industries and the dependence on those industries has been addressed by expanding the operations throughout certain Southern and Midwestern states. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. In certain instances, the Company may file a mechanic's lien to protect its interest.

  (j) Revenue Recognition

     Equipment rental revenue is recognized when earned.

     New and used equipment sales and revenues from the sale of parts and supplies are recognized when title passes to the purchaser usually at the time of delivery or pickup. When equipment is sold, the cost consists of actual costs in the case of new equipment and the net book value in the case of used equipment.

  (k) Debt Issuance Costs

     Debt issuance costs are amortized to interest expense over the term of the related debt, utilizing the interest method. Debt issuance costs are included in prepaid and other assets.

  (l) Impact of Recently Issued Accounting Standards

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), which requires the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS 121 in the first quarter of 1996. The effect of adoption was not material to the combined financial statements.

                                FALCONITE, INC.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS 123 is effective in fiscal year 1996. The Company has elected to apply the intrinsic value based method of accounting for stock options. The effect of SFAS 123 was not material to the combined financial statements.

  (m) Earnings Per Common and Common Equivalent Share

     Earnings per common and common equivalent share have not been presented on the face of the combined statements of operations as the presentation of such information on a combined basis would not be meaningful nor would such presentation be indicative of future events.

  (n) Interim Financial Statements

     The accompanying combined statements of operations and cash flows for the nine months ended September 30, 1995 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for the interim periods presented are not necessarily indicative of results for a full year.

(2) ACQUISITIONS

     In October 1993, Falconite acquired 70% of the outstanding common stock of Erzinger for $550,000 in cash. In September 1996, the Company purchased the remaining 30% for approximately $875,000 in cash and a note payable, and entered into covenants not-to-compete for $450,000. The covenants not-to-compete are being amortized on a straight-line basis over the life of the agreements, 2 years. The acquisitions were accounted for using the purchase method, with the operating results of Erzinger included in the combined operating results since the date of the original acquisition. The operating results have been adjusted to reflect the minority shareholder's interest in the operating results for the respective periods disclosed. Total goodwill of $191,000 is being amortized on a straight-line basis over a 15-year period.

     In December 1995, the Company acquired a rental company located in Calvert City, Kentucky. This acquisition was accounted for under the purchase method, with the operating results being included within the combined financial statements since the date of acquisition. The total purchase price was approximately $585,000, for which the Company recognized total goodwill of approximately $100,000 which is being amortized on a straight-line basis over a 15-year period. The acquisition of Calvert City is not material to the Company's financial condition or results of operations. As such, no pro forma information reflecting the acquisition as of the beginning of the year are provided.

(3) FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments (SFAS
107), requires disclosure of fair value information about financial instruments, whether or not recognized in the combined balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. SFAS 107 excludes certain financial

                                FALCONITE, INC.

instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts referred to do not represent the underlying value of the Company.

     Because of their relatively short maturities, the estimated fair values of all financial instruments approximate their carrying amounts on the combined balance sheet. The estimated fair value of term debt approximates the carrying amounts for all adjustable rate instruments. For fixed rate instruments, the estimated fair values are calculated using a discounted cash flow calculation that applies current incremental borrowing rates for similar types of arrangements. At December 31, 1995 and September 30, 1996, there were no material differences between the carrying amount and the fair value of term debt.

(4) OPERATING PROPERTY AND EQUIPMENT, NET

     Operating property and equipment, net at December 31, 1995 and September 30, 1996 consist of the following:

                                                                     1995           1996
                                                                  ----------     ----------
    Land, building, and leasehold improvements..................  $1,421,000     $1,365,000
    Transportation equipment....................................   3,224,000      3,569,000
    Office furniture, fixtures, and computer equipment..........     441,000        567,000
                                                                  ----------     ----------
                                                                   5,086,000      5,501,000
    Less accumulated depreciation and amortization..............   1,007,000      1,329,000
                                                                  ----------     ----------
                                                                  $4,079,000     $4,172,000
                                                                  ==========     ==========

(5) LEASES

     The Company is party to several noncancellable operating leases, primarily for transportation equipment and certain office and warehouse facilities that expire at various times through the year 2001. These leases require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 was $136,000, $303,000, and $543,000, respectively.

     Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of September 30, 1996 are as follows:

                                                                                  OPERATING
YEAR ENDING SEPTEMBER 30:                                                           LEASES
-------------------------                                                         ----------
         1997...................................................................  $  660,000
         1998...................................................................     555,000
         1999...................................................................     417,000
         2000...................................................................     246,000
         2001...................................................................      73,000
                                                                                  ----------
                   Total minimum lease payments.................................  $1,951,000
                                                                                  ==========

     In addition to the above, the Company leases various facilities from a shareholder, an executive officer of Falconite, and the minority shareholder of M&M. Certain of the facility leases are on a month-to-month basis. Management believes these lease arrangements reflect those which could be obtained from a third party. Total rent expense associated with these leases for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 was $45,000, $155,000, and $393,000, respectively.

                                FALCONITE, INC.

     The Company has capitalized certain rental and transportation equipment under various lease agreements. The book value of these leased assets is included within the recorded amounts for rental equipment and operating property and equipment.

     A schedule of future minimum lease payments under capital leases at September 30, 1996 consists of the following:

YEAR ENDING SEPTEMBER 30:                                                           AMOUNT
-------------------------                                                         ----------
         1997...................................................................  $  585,000
         1998...................................................................     562,000
         1999...................................................................     498,000
         2000...................................................................     293,000
         2001...................................................................      80,000
         Later years............................................................      73,000
                                                                                  ----------
                   Total minimum lease payments.................................   2,091,000
         Less amount representing imputed interest..............................     315,000
                                                                                  ----------
                   Present value of minimum lease payments......................  $1,776,000
                                                                                  ==========

(6) REVOLVING LINES OF CREDIT

     At December 31, 1995 and September 30, 1996, Falconite had available revolving lines of credit in the amount of $7,000,000 and $15,000,000, respectively, which were secured by substantially all the assets of Falconite and by guarantees of the majority shareholders. Borrowings under available lines of credit at December 31, 1995 and September 30, 1996 were $6,912,000 and $12,478,000, respectively. The revolving lines of credit bore interest at prime (8.25% at September 30, 1996), and mature June 30, 1998. At December 31, 1995 and September 30, 1996, M&M had available revolving lines of credit in the amount of $5,000,000 and $9,000,000, respectively, which were secured by substantially all the assets of M&M and by guarantees of the majority shareholders. Borrowings under available lines of credit at December 31, 1995 and September 30, 1996 were $4,450,000 and $8,661,000, respectively. The lines of credit bore interest at LIBOR (5.63% at September 30, 1996), plus 3.0% and mature July 27, 1997. Total borrowings under the revolving lines of credit are restricted each month to a prescribed percentage of accounts receivable, rental equipment, and operating property and equipment. The credit arrangements contain financial and other covenants with respect to, and among other things, borrowings, working capital, tangible net worth, and cash flow. See note 7 regarding debt covenant waivers. In addition, the credit arrangements restrict fixed asset purchases and do not allow the payment of cash dividends. Management expects the lines of credit to be refinanced in the normal course of business.

                                FALCONITE, INC.

(7) TERM DEBT

     Term debt at December 31, 1995 and September 30, 1996 consists of the following:

                                                                   1995            1996
                                                                -----------     -----------
    Various notes payable with Southwest Bank of St. Louis
      with monthly payments of principal and interest.
      Interest rates range from prime plus .75% (9.0% at
      December 31, 1995 and September 30, 1996) to 10%........  $ 4,510,000     $ 9,021,000
    Various notes payable with Citizens Bank and Trust with
      monthly payments of principal and interest at prime
      (8.25% at December 31, 1995 and September 30, 1996)
      secured by a guarantee of the majority shareholder......    6,650,000       7,300,000
    Notes payable with ITT Commercial Finance, wholesale
      credit agreements issued July 28, 1994. Interest at 2.0%
      above prime beginning on the 91st day from invoice of
      purchase. Repayment terms range from 60 to 72 months....    3,045,000       4,225,000
    Note payable with the Kentucky Development Finance
      Authority. Monthly payments of $2,660. Interest is
      stated at a fixed rate of 5.06% and is collateralized by
      real estate.............................................      136,000         118,000
    Various notes payable, with monthly payments of principal
      and interest. Interest rates range from 7.1% to 11.25%
      with maturities ranging from December 31, 1996 to April
      27, 2001................................................   14,385,000      10,716,000
                                                                -----------     -----------
                                                                $28,726,000     $31,380,000
                                                                ===========     ===========

     Certain of the Company's credit arrangements contain financial and other covenants with respect to, among other things, borrowings, working capital, tangible net worth, and cash flow. In addition, the credit arrangements restrict fixed asset purchases and do not allow the payment of cash dividends. In addition, several of the notes payable are guaranteed personally by the shareholders of Falconite.

     As of and subsequent to September 30, 1996, the Company was in violation of various covenant provisions of its credit agreements. The Company has received waivers from the respective lending institutions which waive the institutions' rights to the various remedies in which it is entitled through December 30, 1996. Additionally, the Company is currently negotiating with its lenders to restructure its existing credit agreements in order to modify the covenants and increase the amount of available borrowings to fund planned capital expenditures and ongoing operations.

                                FALCONITE, INC.

     Management expects the current maturities to be repaid or refinanced during 1997 in the normal course of business. The annual maturities schedule is based upon the original maturity of the debt agreements. Annual maturities of term debt at September 30, 1996 are as follows:

        1997............................................................  $13,788,000
        1998............................................................   10,725,000
        1999............................................................    3,987,000
        2000............................................................    2,378,000
        2001............................................................      463,000
        Thereafter......................................................       39,000
                                                                          -----------
                  Total.................................................  $31,380,000
                                                                          ===========

(8) INCOME TAXES

     Income tax expense consists of:

                                                      CURRENT       DEFERRED        TOTAL
                                                      --------     ----------     ----------
    Year ended December 31, 1994:
      U.S. federal..................................  $587,000     $1,093,000     $1,680,000
      State and local...............................    60,000        179,000        239,000
                                                      --------     ----------     ----------
                                                      $647,000     $1,272,000     $1,919,000
                                                      ========     ==========     ==========
    Year ended December 31, 1995:
      U.S. federal..................................  $565,000     $2,011,000     $2,576,000
      State and local...............................    20,000        297,000        317,000
                                                      --------     ----------     ----------
                                                      $585,000     $2,308,000     $2,893,000
                                                      ========     ==========     ==========
    Nine months ended September 30, 1996:
      U.S. federal..................................  $511,000     $1,418,000     $1,929,000
      State and local...............................    64,000        152,000        216,000
                                                      --------     ----------     ----------
                                                      $575,000     $1,570,000     $2,145,000
                                                      ========     ==========     ==========

     Income tax expense was $1,919,000, $2,893,000, and $2,145,000 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively, and differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                        1994           1995           1996
                                                     ----------     ----------     ----------
    Computed "expected" tax expense................  $1,744,000     $2,752,000     $2,502,000
    Increase (reduction) in income taxes resulting
      from:
      Nontaxable M&F Equipment income..............          --       (124,000)      (557,000)
      State and local income taxes, net of federal
         income tax benefit........................     157,000        209,000        143,000
      Other, net...................................      18,000         56,000         57,000
                                                     ----------     ----------     ----------
                                                     $1,919,000     $2,893,000     $2,145,000
                                                     ==========     ==========     ==========

     Since the time of its inception, March 20, 1995, M&F Equipment has been taxed as an S corporation under subchapter S of the Internal Revenue Code. The pro forma income tax adjustments included in the combined statements of operations represent federal and state income tax expense that would have been required had M&F Equipment been a C corporation. M&F Equipment's S corporation election was

                                FALCONITE, INC.

terminated on December 31, 1996. For financial statement presentation, M&F Equipment's undistributed earnings, less any capital distributions to shareholders, will be reclassified to additional paid-in capital.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and September 30, 1996 are presented below:

                                                                   1995            1996
                                                                -----------     -----------
    Deferred tax assets:
      Trade accounts receivable, principally due to allowance
         for doubtful accounts................................  $     7,000     $   211,000
      Alternative minimum tax credit carryforwards............    1,155,000         950,000
      Net operating loss carryforwards........................      407,000       1,069,000
      Other...................................................       60,000          94,000
                                                                -----------     -----------
              Net deferred tax assets.........................    1,629,000       2,324,000
                                                                -----------     -----------
    Deferred tax liabilities:
      Rental and operating property and equipment, principally
         due to difference in depreciation....................   (7,014,000)     (9,270,000)
      Other...................................................      (10,000)        (19,000)
                                                                -----------     -----------
              Total gross deferred liabilities................   (7,024,000)     (9,289,000)
                                                                -----------     -----------
              Net deferred tax liability......................  $(5,395,000)    $(6,965,000)
                                                                ===========     ===========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     At September 30, 1996, the Company has net operating loss carryforwards for federal income tax purposes of approximately $3,057,000 which are available to offset future federal taxable income, if any, through the year 2006. The utilization of the net operating loss carryforwards are subject to annual limitations due to changes in ownership.

     In addition, the Company has alternative minimum tax credit carryforwards of approximately $950,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

(9) EMPLOYEE BENEFIT PLANS

     Falconite has a discretionary profit-sharing plan covering substantially all of its employees. Profit-sharing expense is funded through annual contributions to the plan. For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, Falconite contributions totaled $72,000, $95,000, and $-0-, respectively. Falconite also contributes to a union-administered pension plan as required. Falconite's contributions to these plans for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 totaled $57,000, $71,000, and $66,000, respectively.
Falconite could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union plans. At this time, Falconite has not established any liabilities because withdrawal from these plans is not probable.

                                FALCONITE, INC.

     M&M has a discretionary 401(k) plan substantially covering all of its employees. Plan expense is funded through annual contributions. For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, M&M contributions amounted to $21,000, $38,000, and $48,000, respectively.

(10) RELATED PARTY TRANSACTIONS

     The individual companies included in the combined financial statements enter into various related party transactions with affiliated companies and shareholders of the individual companies.

     A summary of receivables/payables included in the combined balance sheets as of December 31, 1995 and September 30, 1996 is as follows:

                                                                       1995         1996
                                                                     --------     --------
    Due from affiliated companies and related parties:
      Note receivable -- officer...................................  $     --     $ 77,000
      Note receivable -- majority shareholder......................   281,000      294,000
      Due from F&F Leasing.........................................    32,000       35,000
      Due from M&F Leasing.........................................        --       24,000
                                                                     --------     --------
                                                                     $313,000     $430,000
                                                                     ========     ========
    Due to affiliated companies and related parties:
      Due to F&F Leasing...........................................  $112,000     $ 31,000
      Notes payable -- majority shareholder........................   139,000       94,000
      Note payable -- minority shareholder.........................   110,000           --
      Due to -- officer............................................        --        4,000
                                                                     --------     --------
                                                                     $361,000     $129,000
                                                                     ========     ========

     A summary of expenses included in the combined statements of operations for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 is as follows:

                                                                       1995         1996
                                                                     --------     --------
    Building rent expense paid to affiliates and related parties:
      Rent paid to F&F Leasing.....................................  $ 63,000     $126,000
      Rent paid to an officer......................................    30,000       20,000
      Rent paid to M&F Investments.................................    13,000       89,000
      Rent paid to the minority shareholder of M&M.................    22,000           --
      Rent paid to E&F Leasing.....................................    27,000      158,000
                                                                     --------     --------
                                                                     $155,000     $393,000
                                                                     ========     ========
    Equipment rent expense paid to F&F Leasing.....................  $123,000     $112,000
                                                                     ========     ========
    Interest expense paid to director..............................  $ 19,000     $ 85,000
                                                                     ========     ========
    Management fee paid to officers:
      From M&M.....................................................  $ 28,000     $ 21,000
      From Erzinger................................................    31,000       24,000
                                                                     --------     --------
                                                                     $ 59,000     $ 45,000
                                                                     ========     ========

     Falconite, Erzinger, and M&M lease buildings from affiliated companies for which the companies pay monthly rental to the affiliated companies pursuant to no definitive lease agreement. Erzinger leased its facility from E&F Leasing (E&F), a related party, through July 31, 1996 for approximately $24,000 a month. Effective August 1, 1996, the monthly rental was reduced retroactively to January 1, 1996 to $15,000 such that

                                FALCONITE, INC.

no additional rent expense was incurred in August or September 1996. The ongoing agreed-upon monthly rent will be $15,000 per month.

(11) COMMITMENTS AND CONTINGENCIES

  Department of Revenue Notifications

     During 1995, Falconite received a notification from the Illinois Department of Revenue asserting deficiencies in Illinois' use taxes for the period from July 1989 to May 1995. The asserted deficiencies, which totaled approximately $520,000 plus interest and penalties, result from Falconite's rental of equipment to customers within the State of Illinois. Falconite is in the process of challenging the asserted deficiencies.

     During 1996, Falconite received a notification from the Tennessee Department of Revenue asserting certain deficiencies in Tennessee sales tax for the period from 1991 to the present. The asserted deficiencies, which totaled approximately $325,000 plus interest and penalties, result from Falconite's rental of equipment to customers within the State of Tennessee. Falconite is in the process of challenging the asserted deficiencies.

     Management believes the ultimate outcome of the alleged deficiencies will not result in a material impact on the Company's combined results of operations or financial position, after consideration of the amounts included in accrued expenses.

  Government and Environmental Regulations

     The Company and its operations are subject to various federal, state, and local laws and regulations governing, among other things, worker safety, air emissions, water discharge, and the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that acquired or leased locations have been operated in compliance with environmental laws and regulations or that future uses or conditions will not result in the imposition of environmental liability upon the Company or expose the Company to third-party actions such as tort suits. In addition, the Company dispenses petroleum products from above-ground storage tanks located at certain rental locations that it owns or leases. The Company maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, the maintenance of records, and the regular testing and monitoring of tank systems. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks so that the use of these tanks has not or will not result in spills or other releases. The Company also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, the Company generates and disposes waste such as used motor oil, radiator fluid, and solvents, and may be liable under various federal, state, and local laws for an environmental contamination at facilities where its waste is or has been disposed. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position or its ongoing results of operations.

  Legal Proceedings

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position, results of operations, or liquidity.

                                FALCONITE, INC.

  Guaranties

     As of September 30, 1996, Falconite has issued guarantees aggregating approximately $1,847,000 on borrowings by certain personal investments of its shareholders. The guarantees are secured by the various assets of Falconite. Management believes Falconite will not be required to make payments under its guarantees and, accordingly, no amounts have been accrued for Falconite's potential obligation under these guaranty arrangements.

  Commitments for Capital Expenditures

     The Company has outstanding firm commitments for capital expenditures of approximately $7,500,000 at September 30, 1996. The commitments relate to the purchasing of additional rental equipment and the replacement of older lease fleet assets. In addition, the Company has outstanding commitments for the purchase of real estate, from a related party, and leases of real estate at various locations. The total commitment for the purchase of real estate was approximately $120,000 at September 30, 1996.

  Workers' Compensation

     The Company is fully insured, subject to varying deductibles, for workers' compensation claims in substantially all states in which it operates. In the remaining states, the Company provides for workers' compensation claims through incurred loss retrospective policies. Management believes that the Company has sufficiently provided for estimated claims, including the effect of any retroactive premium adjustments, at December 31, 1995 and September 30, 1996.

(12) BUSINESS AND CREDIT CONCENTRATIONS

     The Company's main line of business is rental of equipment to a variety of industrial and construction customers which are significantly impacted by the U.S. economy as well as the regional and local economies. The Company believes diversifying into other states reduces the impact of events or conditions in a particular region, such as regional slowdowns, adverse weather, and other factors. In addition, the Company's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity while simultaneously resulting in higher interest payments by the Company under its variable rate credit facilities.

     Most of the Company's customers are located in a four-state area: Kentucky, Tennessee, Alabama, and Missouri. No single customer accounted for more than 2% of the Company's combined sales in 1994, 1995, and 1996, and no trade account receivable from any customer exceeded $285,000 at September 30, 1996. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debts.

(13) SUBSEQUENT EVENTS -- UNAUDITED

     Subsequent to September 30, 1996, a holding company was created to effect the combination of all of the companies included in these combined financial statements, Falconite, M&M, and M&F Equipment. The holding company was named Falconite, Inc. (the Holding Company). The Holding Company exchanged shares with the shareholders of Falconite and M&M such that these entities became wholly owned subsidiaries.

     The acquisition of the minority interest in M&M will be accounted for under the purchase method. The 49% interest in M&M's net assets acquired will be recorded at the estimated fair value whereas the remaining 51% will be recorded at the historical cost of such net assets. The excess of the purchase price over the estimated fair values of the net assets acquired has not yet been determined. The excess will be recorded as

                                FALCONITE, INC.

goodwill, and will be amortized on a straight-line basis over its expected useful life, currently anticipated to be 30 years.

     Subsequent to September 30, 1996, M&M executed an agreement to purchase a rental company, Florida Construction Specialist, Inc., for approximately $1,050,000. The acquisition will be accounted for under the purchase accounting method. Falconite also executed an agreement to purchase Western Kentucky Sales and Rentals and a rental company located in Clarksville, Tennessee for approximately $300,000 and $985,000 in cash, respectively. These acquisitions will be accounted for under the purchase method. The acquisitions discussed above will not be material to the Company's financial condition or results of operations, either individually or in the aggregate.

  M&F Equipment

     Subsequent to September 30, 1996, M&F Equipment's subchapter S election was terminated. The remaining undistributed earnings, net of a capital distribution to shareholders for payment of federal and state income taxes of M&M Equipment will be reclassified to additional paid-in capital.

  Initial Public Offering

     The Holding Company is in the process of filing an initial public offering for the issuance of shares of common stock. This offering is expected to be completed during the first quarter of 1997. In connection with the common stock offering, the Holding Company will use a portion of the net proceeds to retire a portion of its lines of credit and term debt, and fund the capital expenditure commitments.

             ------------------------------------------------------
             ------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
Prospectus Summary..........................   3
Risk Factors................................   7
The Company.................................  13
Use of Proceeds.............................  14
Dividend Policy.............................  14
Dilution....................................  15
Capitalization..............................  16
Selected Combined Financial and Operating
  Data......................................  17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................  19
Business....................................  27
Management..................................  37
Principal Shareholders......................  41
Certain Transactions........................  42
Description of Capital Stock................  43
Shares Eligible For Future Sale.............  45
Underwriting................................  46
Legal Matters...............................  48
Experts.....................................  48
Available Information.......................  48
Index to Combined Financial Statements...... F-1

    UNTIL          , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                              SHARES

                                     [LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION

                            WILLIAM BLAIR & COMPANY
                                          , 1997

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is expected that the following expenses, all of which will be paid by the Company, will be incurred in connection with the registration and distribution of the securities being offered (all such fees except the Securities and Exchange Commission filing fee, NASD filing fee and the Nasdaq listing fee):

        Securities and Exchange Commission filing fee......................  $ 29,747
        NASD filing fee....................................................    10,316
        Nasdaq listing fee.................................................         *
        Legal fees and expenses............................................         *
        Accounting fees and expenses.......................................         *
        Printing and engraving.............................................         *
        Transfer agent fees and expenses...................................         *
        Miscellaneous......................................................         *
                                                                             --------
                  Total....................................................  $      *
                                                                             ========

------------------------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 8.75 of the Illinois Business Corporation Act provides generally and in pertinent part that an Illinois corporation may indemnify its directors and officers against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 8.75 further permits an Illinois corporation to grant to its directors and officers additional rights of indemnification through bylaw provisions, agreements, votes of shareholders or interested directors or otherwise, to purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of certain undertakings.

     Article 10 of the Company's Articles of Incorporation provides that, subject to certain exceptions, the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director or executive officer of the Company or any subsidiary, and may indemnify, subject to certain exceptions and to the extent that the Board of Directors deems appropriate and as set forth in the Bylaws or a resolution, any person who is or was a non-executive officer, or employee or agent of the Company or any subsidiary or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Company or a subsidiary) by reason of the fact that such person is or was serving in such capacity. In addition, Article 10 authorizes the Company to purchase insurance for itself or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Company, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Company. Article 10 also authorizes the Company, to the extent that the Board of Directors deems appropriate, to make advances of expenses to an indemnifiable person upon the receipt by the Company of a written undertaking by such person to repay any amounts advanced in the event that it is ultimately determined that such person is not entitled to such indemnification.

     Section   of the Underwriting Agreement also provides for indemnification by the Underwriters of the Company's officers and directors for certain liabilities under the Securities Act.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

     Until December 1996, the operations of the Company were conducted principally in three separate corporations: Falconite, Inc., an Illinois corporation now known as "Falconite Equipment, Inc.;" Erzinger, a Missouri corporation and a wholly-owned subsidiary of the preceding corporation; and M&M Properties, Inc., an Alabama corporation which uses the trade name "M&M Equipment." In November 1996, Erzinger transferred its assets and liabilities to its parent corporation in a complete liquidation.

     In December 1996, the respective shareholders of Falconite Equipment, Inc., M&M Properties, Inc. and M&F Equipment agreed to exchange their shares of those corporations for newly issued shares of Common Stock. The newly issued shares were exchanged pursuant to transactions not involving a public offering pursuant to a claim of exemption under Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits. See Exhibit Index.

     b. Financial Statement Schedules.

     Rule 12-09 Valuation and Qualifying Accounts and Reserves for the two years in the period ended December 31, 1995 and for the nine months ended September 30, 1996.

ITEM 28. UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such manner as required by the underwriters to permit prompt delivery to each purchaser.

     (3) The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Company has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paducah, State of Kentucky, January 17, 1997.

                                            FALCONITE, INC.

                                            By:                  /s/  MICHAEL A.
                                            FALCONITE

                                            ------------------------------------
                                              Michael A. Falconite, President

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Falconite, Inc., hereby severally and individually constitute and appoint Michael A. Falconite, Ralph W. McCurry and Kevin S. Pugh, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-1, registering the issuance by Falconite, Inc. of shares of its common stock in connection with the Offering, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                TITLE                     DATE

          /s/ MICHAEL A. FALCONITE              President, Chief Executive     January 17, 1997
---------------------------------------------     Officer and Director
            Michael A. Falconite
         Principal Executive Officer

              /s/ KEVIN S. PUGH                 Vice President, Chief          January 17, 1997
---------------------------------------------     Financial Officer and
                Kevin S. Pugh                     Director
 Principal Financial and Accounting Officer

           /s/ JOSEPH A. FALCONITE              Chairman of the Board          January 17, 1997
---------------------------------------------
             Joseph A. Falconite

            /s/ RALPH W. MCCURRY                Director                       January 17, 1997
---------------------------------------------
              Ralph W. McCurry

             /s/ J. DAVID MELBER                Director                       January 17, 1997
---------------------------------------------
               J. David Melber

                                FALCONITE, INC.

           RULE 12-09 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                                      NINE MONTHS
                                                           YEARS ENDED DECEMBER          ENDED
                                                                    31,                SEPTEMBER
                                                          -----------------------         30,
                                                            1994          1995           1996
                                                          ---------     ---------     -----------
Balance at beginning of period........................... $  13,870     $  21,009      $  20,269
Bad debt expense.........................................   120,431       322,659        587,294
Write-offs of uncollectible receivables..................  (113,292)     (323,399)      (373,563)
                                                          ---------     ---------       --------
Balance at end of period................................. $  21,009     $  20,269      $ 234,000
                                                          =========     =========       ========

                                 EXHIBIT INDEX

      EXHIBIT
       NUMBER                                    DESCRIPTION                              PAGE
         1.1         -- Form of Underwriting Agreement.*
         3.1         -- Articles of Incorporation of the Company.
         3.2         -- Bylaws of the Company.
         4.1         -- Form of Stock Certificate for Common Stock.
         4.2         -- Recapitalization Agreement dated December 31, 1996 by and among the Company, Falconite Investments, Joseph A. Falconite as
                        Trustee of the Joseph A. Falconite Revocable trust U/A/D December
                        17, 1996, Michael A. Falconite as Trustee of the Michael A.
                        Falconite Revocable Trust U/A/D December 17, 1996, Joseph A.
                        Falconite, Michael A. Falconite, Emilie Nicole Falconite, Angela
                        S. Grimm, J. David Melber, Ralph W. McCurry and Wanda Rene
                        McCurry as Trustee of the Ralph W. McCurry Children's Trust U/A/D
                        December 30, 1996.
         4.3         -- Registration Rights Agreement dated as of December 31, 1996 by and among the Company, Falconite Investments, Joseph A. Falconite
                        as Trustee of the Joseph A. Falconite Revocable trust U/A/D
                        December 17, 1996, Michael A. Falconite as Trustee of the Michael
                        A. Falconite Revocable Trust U/A/D December 17, 1996, Joseph A.
                        Falconite, Michael A. Falconite, Emilie Nicole Falconite, Angela
                        S. Grimm, J. David Melber, Ralph W. McCurry and Wanda Rene
                        McCurry as Trustee of the Ralph W. McCurry Children's Trust U/A/D
                        December 30, 1996.
         5.1         -- Legal Opinion of Thompson Coburn.*
        10.1         -- Falconite, Inc. 1996 Long Term Incentive Plan.
        10.2         -- Falconite, Inc. 1996 Directors Stock Option Plan.
        10.3         -- Dealer Security Agreement dated June 19, 1995 by and between
                        Citicorp Del-Lease, Inc. and M&M Equipment.
        10.4         -- Revolving Credit Note dated July 25, 1995 executed by M&M
                        Equipment and M&M Equipment in favor of Citicorp Del-Lease, Inc.
        10.5         -- Amendment No. 1 to the Dealer Security Agreement dated July 25,
                        1995 by and between Citicorp Del-Lease, Inc. and M&M Equipment and M&F Equipment.
        10.6         -- Amendment No. 2 to the Dealer Security Agreement dated July 29,
                        1996 by and between Citicorp Del-Lease, Inc. and M&M Equipment and M&F Equipment.
        10.7         -- Amendment No. 3 to the Dealer Security Agreement dated September
                        9, 1996 by and between Citicorp Del-Lease, Inc. and M&M Equipment and M&F Equipment.
        10.8         -- Amended and Restated Revolving Credit Note dated September 9,
                        1996 executed by M&M Equipment and M&F Equipment in favor of
                        Citicorp Del-Lease, Inc.
        10.9         -- Amendment No. 4 to the Dealer Security Agreement dated as of
                        December 1, 1996 by and between Citicorp Del-Lease, Inc. and M&M
                        Equipment and M&F Equipment.
        10.10        -- Amended and Restated Revolving Credit Note dated December 1, 1996 executed by M&M Equipment and M&F Equipment in favor of Citicorp
                        Del-Lease, Inc.

      EXHIBIT
       NUMBER                                    DESCRIPTION                              PAGE
        10.11        -- Master Lease Agreement dated March 30, 1995 by and between
                        Southwest Bank of St. Louis and Erzinger.
        10.12        -- Security Agreement dated May 19, 1994 by and between Erzinger and
                        Southwest Bank of St. Louis.
        10.13        -- Consent and Assumption Agreement dated December 31, 1996 by and among Erzinger, Falconite Equipment and Southwest Bank of St.
                        Louis.
        10.14        -- Continuing Unlimited Guaranty Agreement dated December 31, 1996 executed by the Company in favor of Southwest Bank of St. Louis
                        (Erzinger debt).
        10.15        -- Continuing Unlimited Guaranty Agreement dated December 31, 1996 executed by the Company in favor of Southwest Bank of St. Louis
                        (E.F. Leasing debt).
        10.16        -- Security Agreement dated October 5, 1995 by Falconite Equipment in favor of Citizens Bank & Trust Company of Paducah.
        10.17        -- Revolving Credit and Term Loan Agreement dated October 5, 1995 by and between Falconite Equipment and Citizens Bank & Trust Company
                        of Paducah.
        10.18        -- Revolving Credit Note dated October 5, 1995 executed by Falconite
                        Equipment in favor of Citizens Bank & Trust Company of Paducah.
        10.19        -- First Amendment to Term Loan Promissory Note dated January 5,
                        1996 by and between Falconite Equipment & Citizens Bank & Trust
                        Company of Paducah.
        10.20        -- First Amendment to Revolving Credit and Term Loan Agreement dated
                        January 5, 1996 by and between Falconite Equipment and Citizens
                        Bank & Trust Company of Paducah.
        10.21        -- Swing Line Note dated June 14, 1996 executed by Falconite
                        Equipment in favor of Citizens Bank & Trust Company of Paducah.
        10.22        -- First Amendment to Revolving Credit Note dated June 14, 1996 by
                        Falconite Equipment and accepted by Citizens Bank & Trust
                        Company.
        10.23        -- Second Amendment to Term Loan Promissory Note dated June 14, 1996 by Falconite Equipment and accepted by Citizens Bank & Trust
                        Company.
        10.24        -- Second Amendment to Revolving Credit and Term Loan Agreement
                        dated June 14, 1996 between Falconite Equipment and Citizens Bank
                        & Trust Company of Paducah.
        10.25        -- Aircraft Security Agreement dated November 25, 1996 by and between General Electric Capital Corporation and Falconite
                        Aviation, Inc.
        10.26        -- Corporate Guaranty dated November 25, 1996 executed by Falconite,
                        Inc. in favor of General Electric Capital Corporation.
        10.27        -- Promissory Note dated December 2, 1996 executed by Falconite
                        Aviation, Inc. in favor of General Electric Capital Corporation.
        10.28        -- Agreement for Wholesale Financing dated July 28, 1994 by and between M&M Equipment and Deutsche Financial Services.
        10.29        -- Guaranty dated August 11, 1994 executed by Falconite Equipment in favor of Deutsche Financial Services.
        10.30        -- Addendum to Agreement for Wholesale Financing dated January 6,
                        1995 by and between M&M Equipment and Deutsche Financial
                        Services.

      EXHIBIT
       NUMBER                                    DESCRIPTION                              PAGE
        21.1         -- Subsidiaries of the Company.
        23.1         -- Consent of KPMG Peat Marwick LLP
        23.2         -- Consent of Thompson Coburn (included in Exhibit No. 5).*
        24.1         -- Power of Attorney (included on signature page hereto).
        27.1         -- Financial Data Schedule.

------------------------------

* To be filed by amendment.